EXHIBIT 10.2

REAL ALLOY HOLDING, INC.

$85,000,000

Senior Secured Super-Priority Debtor-in-Possession Senior Notes

______________

Senior Secured Super-Priority Debtor-In-Possession Note Purchase Agreement

______________

Dated November 21, 2017

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SCHEDULES:

Schedule A	—	Defined Terms

Schedule 1	—	Form of Senior Secured Notes

Schedule 4.12	—	Closing Checklist

Schedule 5.5	—	Litigation

Schedule 5.7	—	ERISA Matters

Schedule 5.9	—	Real Estate

Schedule 5.15	—	Labor Relations

Schedule 5.16	—	Intellectual Property

Schedule 5.18	—	Insurance

Schedule 5.19	—	Subsidiaries

Schedule 5.20	—	Jurisdiction of Organization, Etc.

Schedule 5.21	—	Location of Assets

Schedule 5.22	—	Accounts

Schedule 5.23	—	Government Contracts

Schedule 5.24	—	Customer and Trade Relations

Schedule 5.25	—	Bonding

Schedule 9.1(b)	—	Compliance Certificate

Schedule 10.1	—	Permitted Liens

Schedule 10.4	—	Investments

Schedule 10.5	—	Indebtedness

Schedule 10.9	—	Contingent Obligations

Schedule 13.2	—	Form of Joinder Agreement

Purchaser Schedule	—	Information Relating to Purchasers

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REAL ALLOY HOLDING, INC.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122

Senior Secured Super-Priority Debtor-in-Possession Senior Notes

November 21, 2017

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Real Alloy Holding, Inc., a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

PRELIMINARY STATEMENTS

The Company, Real Alloy Intermediate Holdings, LLC (“Intermediate Holding”) and certain direct and indirect subsidiaries of the Company have commenced the Chapter 11 Cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and have retained possession of their respective assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession.

Subject to the terms and conditions set forth in this Agreement, including without limitation, the entry by the Bankruptcy Court of the DIP Order, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, Notes in accordance with the terms of this Agreement, the obligations under which are secured by substantially all the assets and properties of the Company, Intermediate Holdings and certain direct and indirect subsidiaries of the Company as more fully described in the DIP Order and the Note Purchase Documents.

Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

SECTION 1.AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of up to $85,000,000 aggregate principal amount of its 11.5% Senior Secured Super-Priority Debtor-in-Possession Notes due on the Maturity Date (the “Notes”).  The Notes shall be substantially in the form set out in Schedule 1.  The Notes issued pursuant hereto constitute the “New Money DIP Notes” (as defined in the Interim DIP Order) and shall be afforded the rights and protections set forth in the DIP Order.

SECTION 2.SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, on each Note Purchase Date specified in a Note Purchase Request made in accordance with Section 4.10, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, Notes in the principal amount specified in such Note Purchase Request and each Purchaser shall pay an amount equal to its Commitment Percentage of such principal amount of Notes in accordance with Section 3 hereof.  Each sale and purchase by a Purchaser of Notes shall be deemed to have occurred under such Purchaser’s Commitment reflected in its Purchaser Schedule and shall be further evidenced by its Note in the amount of its Commitment, without any requirement that additional Notes be issued.  The Purchasers’ obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.  The initial Note Purchase Request shall be made after entry of the Interim DIP Order in a principal amount not to exceed $40,000,000; provided additional Note Purchase Requests up to an aggregate amount not to exceed an additional $10,000,000 (in minimum amount of $5,000,000) may be made prior to the entry of the Final DIP Order so long as (a) the Required Holders have provided their prior written consent to any such increase or increases, which consent may be provided or withheld in their sole discretion and (b) the proceeds of such additional $10,000,000 Notes are used solely for the working capital needs of the Foreign Subsidiaries through intercompany loans from the Company to the extent provided in the most recent Approved DIP Budget and otherwise subject to the terms and conditions of the Note Purchase Documents and the DIP Order.

Any subsequent Note Purchase Request shall be made after entry of the Final DIP Order in minimum amount of $5,000,000 and increments over such amount of $1,000,000; provided, that (a) the Company shall issue not more than nine (9) separate Note Purchase Requests from and after the closing Date, (b) no such Note Purchase Request may be issued after the Commitment Termination Date and on such Commitment Termination Date all unused Commitments of the Purchasers to purchase Notes hereunder shall be terminated and (c) the aggregate principal amount of Notes purchased under this Agreement at any time shall not exceed the sum of (i) lesser of (x) $65,000,000 and (y) the maximum amount permitted by the DIP Order to be purchased at such time (and except as otherwise expressly provided in the DIP Order and the Approved DIP Budget, the proceeds of the Notes issued pursuant this portion of the Final Commitments may only be used by the Company and the Guarantors who are subject to the Chapter 11 Cases and solely for the purposes, and subject to the limitations, set forth in the Note Purchase Documents, the DIP Order and the Approved DIP Budget), and (ii) up to an additional $20,000,000, so long as (A) the Required Holders have provided their prior written consent to any such increase or increases, which consent may be provided or withheld in their sole discretion and (B) the proceeds of such additional Notes are used solely for the working capital needs of the Foreign Subsidiaries through intercompany loans from the Company to the extent provided in the most recent Approved DIP Budget and otherwise subject to the terms and conditions of the Note Purchase Documents and the DIP Order.  No Purchaser shall be obligated to make a purchase of Notes if after giving effect thereto, the aggregate amount of Note purchases made by such Purchaser would exceed its Commitment then in effect.  To the extent the Final DIP Order provides for aggregate Commitments under this Agreement of less than $85,000,000, then each Purchaser’s Commitment shall be ratably reduced and at the request of any Purchaser, a new Note reflecting such Purchaser’s adjusted Commitment will promptly be issued by the Company to such Purchaser in replacement for its existing Note.

As provided in the Interim DIP Orders, Prepetition Notes Holders who do not execute and deliver this Agreement on the date hereof and who satisfy the representations and warranties set forth in Section 6 will be afforded the opportunity, pursuant to procedures acceptable to the Required Holders, to become Purchasers hereunder for Commitments and outstanding Notes up to their respective percentages of the outstanding principal balance of Prepetition Notes they hold as of November 20, 2017 or the date of the closing of the sale of additional Notes and Commitments to the Subsequent Purchasers, whichever percentage is lower, and to the extent any such Prepetition Notes Holder makes such an election (each a “Subsequent Purchaser”) (provided that, as to any transfers of Prepetition Notes by holders of Prepetition Notes that are also Backstop Parties between the Petition Date and November 20, 2017, the right to participate and purchase Notes as part of such syndication shall be determined by agreement between such purchaser and such seller), (a) the Company agrees to issue and sell additional amounts under the Notes and Commitments (without regard to the conditions precedent or minimum amounts set forth in this Agreement) in such amounts as the Required Holders shall require, the proceeds of which shall be used to immediately prepay the Notes of the existing Holders on a ratable basis and (b) the Commitments of the Purchasers who executed and delivered this Agreement on the date hereof will be deemed ratably reduced and assigned to the Subsequent Purchasers, in each case in such manner to ensure that all Purchasers hold Commitments and outstanding amounts under the Notes ratably (the foregoing, the “DIP Notes Syndication”).

SECTION 3.CLOSING; PROCEEDS ACCOUNT.

Section 3.1.  Closing.  On each Note Purchase Date, (each, a “Closing”), subject to the conditions set forth in Section 4, each Purchaser shall make a purchase in the amount of its Commitment Percentage of the principal amount requested in the applicable Note Purchase Request by delivery to the Proceeds Account of immediately available funds in such amount by wire transfer of immediately available funds to account number ########## at Wintrust Bank, 190 South LaSalle Street, Chicago, IL 60603, Beneficiary: Real Alloy Recycling, Inc., Transit Routing Number: ######### (for international wires, include SWIFT Code: ########), subject to the initial proviso in Section 3.2.  If at each Closing, any of the conditions specified in Section 4 shall not have been fulfilled to the satisfaction of the Required Holders, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to the Required Holders’ satisfaction.

Section 3.2.  Proceeds Account.  The purchase price for all Notes shall be deposited into the Proceeds Account pursuant to Section 3.1; provided, that $35,000,000 in proceeds from the initial sale of the Notes shall be directed to the Company’s disbursement account (pursuant to wire instructions provided to the Purchasers) and/or to pay down the ABL DIP Facility and otherwise used in accordance with Section 9.10.   The Company may withdraw amounts from the Proceeds Account in minimum increments of $500,000 solely to pay expenses and other amounts permitted to be paid pursuant to the Approved DIP Budget for the next seven (7) days (subject to any permitted variance in the DIP Order) from the  time of such withdrawal so long as (a) Purchasers have received an Officer’s Certificate (x) specifying the amount of the requested withdrawal at least on the later of the date on which the Interim DIP Order is entered and the second (2nd) Business Day prior to the proposed withdrawal, (y) certifying that the funds to be withdrawn shall be used only to pay expenses and other amounts pursuant to a schedule setting forth the disbursements to be funded from the funds to be withdrawn, which disbursements shall be due or become due during the seven (7) calendar days following such withdrawal and (z)

certifying as to the matters in the following clauses (b) through (d), (b) the ABL DIP Facility is fully drawn as of the date of the withdrawal request, (c) before and after giving effect to the requested withdrawal, no Default or Event of Default shall have occurred and be continuing, (d) the representations and warranties of the Company and the Guarantors in this Agreement and the other Note Purchase Documents shall be correct in all material respects (or in all respects in the case of any such representations and warranties qualified by materiality) as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were correct in all material respects as of such earlier date and (e) the Holders have received a schedule setting forth the disbursements to be funded from the funds to be withdrawn, which disbursements shall be due or become due during the seven (7) calendar days following such withdrawal.  Except as permitted by the DIP Order, the Company shall not be permitted to withdraw amounts from the Proceeds Account after delivery of a notice from the Required Holders that such withdrawals will not be permitted, which may only be provided after the occurrence and during the continuation of an Event of Default.    Upon consummation of a Sale, all amounts in the Proceeds Account shall be applied against the Obligations in accordance with Section 12.6.

Section 3.3.  Interest.  Interest on outstanding Notes will accrue at the rate of 11.50% per annum.  Interest will be payable monthly in arrears on the last day of each month, commencing on December 31, 2017 (each, an “Interest Payment Date”);  provided, that in any event, accrued interest shall be paid on the Maturity Date.  The Company will make each interest payment to the Holders of record on each Interest Payment Date pursuant to the payment instructions set forth in the Purchaser Schedule of each Holder or as otherwise provided by such Holder to the Company; provided, that such payments shall be made to the Collateral Trustee, for the benefit of the Holders, to the extent appointed on terms and condition satisfactory to the Required Holders and the Company.  Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  If any Interest Payment Date, other than the Maturity Date, would otherwise be a day that is not a Business Day, the Interest Payment Date shall be postponed to the immediately succeeding day that is a Business Day, with the same force and effect as if made on the date such payment was due, except that if that Business Day is in the immediately succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. Notwithstanding the foregoing, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

SECTION 4.CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at each Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1.  Representations and Warranties.  The representations and warranties of the Company and the Guarantors in this Agreement and the other Note Purchase Documents shall be correct in all material respects (or in all respects in the case of any such representations and warranties qualified by materiality) when made and at each such Closing, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

Section 4.2.  No Default.    Before and after giving effect to the issue and sale of the Notes, no Default or Event of Default shall have occurred and be continuing.

Section 4.3.  Compliance Certificates.

(a)Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

(b)Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, certifying as to (i) officer incumbency and (ii) the Company’s organizational documents as then in effect.

Section 4.4.  [Intentionally Deleted].

Section 4.5.  Purchase Permitted By Applicable Law, Etc.  On the date of each Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

Section 4.6.  Sale of Other Notes.  Contemporaneously with each Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the Note Purchase Request.

Section 4.7.  Consent.  The requisite percentage of the Prepetition Note Holders shall have executed an amendment, consent and/or waiver under the Prepetition Notes Indenture to permit the transactions contemplated by the Interim DIP Order and the Note Purchase Documents and to effectuate a “roll-up” of certain Prepetition Notes as provided in the Interim DIP Order, in each case, in form and substance satisfactory to the Required Holders.

Section 4.8.  Issuance of Notes.  Each Purchaser shall have received a Note in the amount of its Commitment then in effect.

Section 4.9.  Changes in Corporate Structure.  The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity.

Section 4.10.  Funding Instructions.  Each Purchaser shall have received a Note Purchase Request prior to 1:00 p.m. (New York time) on the date which is at least three Business Days (but not more than five Business Days) prior to each Note Purchase Date (or such shorter period as the Purchasers may agree to) signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number for the Proceeds Account into which the purchase price for the Notes is to be deposited; provided, that the initial Note Purchase Request shall be delivered the day before the initial sale of Notes.

Section 4.11.  Proceedings and Documents.  All corporate, Bankruptcy Court and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.12.  Closing Documents.   Those Note Purchase Documents and all other instruments, agreements and actions set forth on Schedule 4.12 that are required pursuant to Schedule 4.12 to be executed and delivered or completed at the Closing shall have been executed and/or completed, and all other Note Purchase Documents and all other instruments, agreements and actions set forth on Schedule 4.12 shall have been executed and/or completed, in each case, in form and substance satisfactory to the Required Holders, no later than the fourteenth (14th) day after the Petition Date (if required to be executed and/or completed  by such date).

Section 4.13.  Chapter 11 Cases.  With respect to the Chapter 11 Cases:  (a) The interim order of the Bankruptcy Court approving the ABL DIP Facility, which order may be part of the Interim DIP Order) (the “Interim ABL DIP Order”) in form and substance satisfactory to the Required Holders shall have been entered and be in full force and effect and the applicable order of the Bankruptcy Court approving the ABL DIP Facility, whether on an interim basis or a final basis, shall be in full force and effect and shall not have been vacated, reversed, or stayed in any respect or modified or amended, in each case in a manner not acceptable to the Required Holders; (b) the documentation evidencing or relating to the ABL DIP Facility shall be in form and substance satisfactory to the Required Holders; (c) the ABL DIP Facility shall have closed; (d) the undrawn borrowing availability under ABL DIP Facility shall be at least $2,500,000 as of the closing date of the ABL DIP Facility; (e) all First Day Orders shall have been entered by the Bankruptcy Court and shall be reasonably acceptable in form and substance to the Required Holders; (f) the Chapter 11 Debtors shall have made no payments after the Petition Date on account of any debt or other claims arising prior to the Petition Date without the consent of the Required Holders or pursuant to the First Day Orders; (g) within three business days after the Petition Date (or such later date as the Required Holders may agree in their reasonable discretion), the Bankruptcy Court shall have entered the Interim DIP Order in form and substance satisfactory to the Required Holders; (h) with respect to any Note Purchase Request made after the initial Note Purchase Request, within 35 calendar days after the Petition Date (or such later date as the Required Holders may agree in their respective sole discretion), the Bankruptcy Court shall have entered the Final DIP Order in form and substance satisfactory to the Required Holders and such order shall have become a Final DIP Order; (i)  all motions and other documents filed or to be filed with and submitted to the Bankruptcy Court in connection with the Note Purchase Documents and the approval thereof shall be in form and substance satisfactory to the Required Holders; (j) the entry into the Note Purchase Documents shall not violate any requirement of law in any material respect and shall not be enjoined, temporarily, preliminarily, or permanently; (k) the Interim DIP Order and the Final DIP Order, as applicable, shall be in full force and effect and shall not have been vacated, reversed, or stayed in any respect or modified or amended in any manner (except, in the case of any such modifications or amendments, with the consent of the Required Holders), and (l) the Company shall have borrowed under the ABL DIP Facility at or prior to the applicable Closing the amount required pursuant to the Interim DIP Order or Final DIP Order, as the case may be.

Section 4.14.  Budget.  The Purchasers shall have received a 13-week cash flow projection acceptable to the Required Holders in all respects and otherwise satisfying the requirements of the definition of Initial Approved Budget (as defined in the Interim DIP Order) (the “Initial Approved Budget”) and the Company shall be in compliance with the Approved DIP Budget (subject to permitted variances in the DIP Order) as of the latest DIP Variance Report.  The Required Holders agree that the initial 13-week cash flow projection attached to the Interim DIP Order is acceptable in all respects

Section 4.15.  Security.  The Purchasers shall have received evidence that the Notes and Obligations of the Company and Guarantors under the Note Purchase Documents are secured by valid and perfected liens on and security interest in the equity of the Company and the assets of the Company and Guarantors with the scope and priority set forth in the DIP Order.  The Company and the Guarantors shall enter into such documents and agreements as the Required Holders may request from time to time to evidence the grant and perfection of the security interests and liens related to the Notes.

Section 4.16.  Know Your Customer Requirements.   Each Purchaser shall have received  “know your customer” and similar information with respect to the Company and Guarantors requested five Business Days prior to such Closing.

General Fees and Expenses.  All fees and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) of the Required Holders and the other Purchasers (with the consent of the Required Holders), the Prepetition Notes Trustee and the Collateral Trustee relating to the Chapter 11 Cases (with the consent of the Required Holders), the Note Purchase Documents and/or the Prepetition Notes shall have been paid (whether accrued pre-petition or post-petition).

Section 4.18.  Purchaser Closing Fees.  Each Purchaser shall have received a closing fee in an amount equal to (a) 1.50% of its Interim Commitment set forth in the Purchaser Schedule payable in cash on the date the Interim DIP Order is entered by the Bankruptcy Court and (b) 1.50% of its Final Commitment set forth in the Purchaser Schedule payable in cash on the date the Final DIP Order is entered by the Bankruptcy Court.  Each Purchaser is authorized to net fund the purchase price to be paid by such Purchaser under its Note on such dates in order to effectuate the payment of such fees.

Section 4.19.  Backstop Fee.  Each Purchaser executing this Agreement on the date hereof (each, a “Backstop Party” and collectively, the “Backstop Parties”)  shall have received a backstop fee in an amount equal to 3.50% of such Purchaser’s Commitment payable in cash on the date the Interim DIP Order is entered by the Bankruptcy Court.  Each Purchaser is authorized to net fund the purchase price to be paid by such Purchaser under its Note on such date in order to effectuate the payment of such fees.

SECTION 5.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1.  Corporate Existence and Power.  Each Credit Party:

(a)is a corporation, unlimited liability company, limited liability company, general partnership or limited partnership, as applicable, duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)upon entry of the DIP Order, has the corporate or other organizational power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Note Purchase Documents and the Related Agreements to which it is a party;

(c)is duly qualified as a foreign corporation, extra provincial corporation, unlimited liability company, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Credit Party is an EEA Financial Institution.

Section 5.2.  Corporate Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Note Purchase Documents and Related Agreements to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:    (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens granted under the Related Agreements and approved by the DIP Order) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject (other than breaches resulting from the filing of the Chapter 11 Cases); or (c) violate any Requirement of Law in any material respect.

Section 5.3.  Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of the Related Agreement (in each case, to which such Person is a party) except (a) for recordings and filings in connection with the Liens granted to Collateral Trustee under the Related Agreements, (b) the DIP Order and any others obtained or made on or prior to the Closing Date and (c) , those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.4.  Binding Effect.  This Agreement and each other Note Purchase Document and Related Agreement to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.5.  Litigation.  Other than the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party or any Subsidiary of any Credit Party or any of their respective Properties which:

(a)purport to affect or pertain to this Agreement, any other Note Purchase Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or

(b)except as disclosed on Schedule 5.5, would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $1,000,000; or

(c)seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Note Purchase Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, neither the Company nor any of its Subsidiaries is the subject of an audit or, to the Company’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS, CRA and other taxing authorities) concerning the violation or possible violation of any Requirement of Law that could reasonably be expected to result in Liabilities, individually or in the aggregate, in excess of $1,000,000.

Section 5.6.  No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Collateral Trustee’s Liens on the Collateral. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, expect such defaults resulting from the filing of the Chapter 11 Cases.

Section 5.7.  Pension Plan; ERISA Compliance.

(a)Schedule 5.7 sets forth, as of the Closing Date, a complete and correct list of, and separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code so qualifies. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code, other Requirements of Law and the terms of such plan, (y) there are no existing or pending (or to the knowledge of the Company, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

(b)Schedule 5.7 sets forth, as of the Closing Date, a complete and correct list of, and separately identifies, all Canadian Pension Plans and Canadian Benefit Plans maintained or contributed to by the Company and each of its Subsidiaries. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, no Canadian Benefit Plan provides for medical, life or other welfare benefits (through insurance or otherwise), with respect to any current or former employee of any Subsidiary organized in Canada or any Affiliate thereof after retirement or other termination of service (other than coverage mandated by Requirements of Law or coverage provided through the end of the month containing the date of termination from service or otherwise where part of a severance package or with respect to injured or disabled employees). No Canadian Pension Plan is a Canadian Defined Benefit Pension Plan. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration. Each Credit Party and its Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Benefit Plans and the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except to the extent it would not reasonably be expected to result in a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Benefit Plan and Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, except to the extent it would not reasonably be expected to result in a Material Adverse Effect. No Canadian Pension Event has occurred.  No Lien has arisen, choate or inchoate, in respect of any Credit Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(c)Schedule 5.7 sets forth a complete and correct list of, and that separately identifies, all Mexican Employee Benefit Plans.  Except for non-compliance that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, each Mexican Employee Benefit Plan is being maintained, operated and administered in compliance with its terms and the provisions of applicable law, and comply with all legal requirements defined and required under the Mexican tax and social welfare laws, including the Income Tax Law  (Ley del Impuesto Sobre la Renta) and Social Welfare Law (Ley del Seguro Social).

Section 5.8.   [Reserved].

Section 5.9.  Ownership of Property; Liens.  As of the Closing Date, the Real Estate listed on Schedule 5.9 constitutes all of the Real Estate of the Company and each of its Subsidiaries. Each of the Company and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except for defects in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted and to utilize such Real Estate or such property, as applicable, for its intended purposes. None of the Real Estate of the Company or any of its Subsidiaries is subject to any Liens other than Permitted Liens. As of the Closing Date, Schedule 5.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate (in the case of leased Real Estate, solely to the extent any such purchase option, right of first refusal or similar contractual right relates to the leasehold interest of the Company or its applicable Subsidiary thereof). All material Permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

Section 5.10.  Taxes.  All material United States federal, Canadian federal, Mexican federal, state, foreign, provincial and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for (a) those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP or the accounting rules applicable to such Tax Affiliate and (b) state, foreign, provincial or other local sales, property or use tax returns and taxes owing thereunder that, collectively, do not exceed $1,000,000 (or $100,000 to the extent secured by a Lien) at any one time.  No material Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination has been received from any Governmental Authority, except to the extent that any such audit or examination could not reasonably be expected in the good faith determination of the Company to result in Liabilities, individually or in the aggregate, in excess of $1,000,000 (or $100,000 to the extent secured by a Lien).

Section 5.11.  Financial Condition.

(a)The most recent financial statement delivered under the Prepetition Notes Indenture:

(x)were, to the knowledge of the Company, prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to normal year-end adjustments and the lack of footnote disclosures; and

(y)to the knowledge of the Company, present fairly in all material respects the consolidated and consolidating financial condition of the Credit Parties and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)Since December 31, 2016, other than the filing of the Chapter 11 Cases, there has been no Material Adverse Effect.

(c)Neither the Company nor any of its Subsidiaries has any Indebtedness or Contingent Obligations other than outstanding Indebtedness and Contingent Obligations expressly permitted pursuant to this Agreement.

Section 5.12.  Environmental Matters.  Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (a) the operations of each of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of the Company or any of its Subsidiaries and, to the knowledge of the Company, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (c) neither the Company nor any of its Subsidiaries has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) all Real Estate currently (or to the knowledge of the Company previously) owned, leased, subleased, operated or otherwise occupied by or for the Company or any of its Subsidiaries is free of contamination by any Hazardous Materials, and (e) neither the Company nor any of its Subsidiaries (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) has received any written information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws. The Company has made available to the Collateral Trustee and the Holders copies of all environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent existing as of the Closing Date and such reports, reviews, audits and documents are in the possession, custody, control or otherwise available to the Company and its Subsidiaries.

Section 5.13.  Regulated Entities.  None of the Credit Parties and the Persons controlling the Credit Parties is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal, state, provincial, territorial, local or foreign statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Note Purchase Documents to which it is party.

Section 5.14.   [Reserved].

Section 5.15.  Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of the Company, threatened) against or involving the Company or any of its Subsidiaries, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.15 as of the Closing Date, there is (a) no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of the Company or any of its Subsidiaries, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of the Company or any of its Subsidiaries and (c) no such representative has sought certification or recognition with respect to any employee of the Company or any of its Subsidiaries.

Section 5.16.  Intellectual Property.  Schedule 5.16 sets forth as of the Closing Date a true and complete list of all Intellectual Property owned by each Credit Party, and any and all Intellectual Property with respect to which such Credit Party has an interest and the valid right to use, and includes with respect thereto the following items: (1) the owner; (2) the title; (3) as applicable, the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed; (4) as applicable, the registration or application number and registration or application date; and (5) any material inbound or outbound IP Licenses or other rights (including franchises) granted by or to such Credit Party.  The Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, (a) the conduct and operations of the businesses of the Company and each of its Subsidiaries does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has notified any the Company or any of its Subsidiaries that it is contesting or intends to contest any right, title or interest of the Company or any of its Subsidiaries in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Note Purchase Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.17.  Brokers’ Fees; Transaction Fees.  Except for fees payable to Collateral Trustee and the Holders, the lenders and agent under the ABL DIP Facility, and to the Company’s financial advisor (Jefferies LLC, or its affiliates), neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

Section 5.18.  Insurance.  Schedule 5.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Company, its Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.

Section 5.19.  Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth on Schedule 5.19, as of the Closing Date, neither Intermediate Holdings, the Company nor any of its Subsidiaries (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person.  All issued and outstanding Shares and Share Equivalents of each of the Company and its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Shares and Share Equivalents of the Company and its Subsidiaries, those in favor of Collateral Trustee, for the benefit of the Holders, those in favor of the Prepetition Notes Trustee and those in favor of the ABL Agent. All such securities were issued in compliance in all material respects with all applicable state, provincial, territorial and federal laws concerning the issuance of securities. All of the issued and outstanding Shares of the Company and each of its Subsidiaries are owned, as of the Closing Date, by each of the Persons and in the amounts set forth in Schedule 5.19.  Except as set forth on Schedule 5.19, as of the Closing Date there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Shares or Share Equivalents or any Shares or Share Equivalents of its Subsidiaries. Set forth in Schedule 5.19 is, as of the Closing Date, a true and complete organizational chart of Intermediate Holdings and all of its Subsidiaries.

Section 5.20.  Jurisdiction of Organization; Chief Executive Office.  Schedule 5.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s registered office, chief executive office or sole place of business or domicile (within the meaning of the Civil Code of Quebec), in each case as of the Closing Date, and such Schedule 5.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date. In relation to each Credit Party and any Subsidiary of a Credit Party, in each case incorporated in a member state of the European Union, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

Section 5.21.  Locations of Inventory, Equipment and Books and Records.  Each Credit Party’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept, as of the Closing Date, at the locations listed on Schedule 5.21 (which Schedule 5.21 shall be promptly updated by the Company upon notice to Collateral Trustee and Holders as permanent Collateral locations change). Each Credit Party that keeps records in the Province of Quebec relating to Collateral keeps a duplicate copy thereof at a location outside the Province of Quebec, as listed on Schedule 5.21.

Section 5.22.  Deposit Accounts and Other Accounts.  Schedule 5.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Collateral Trustee or the Required Holders with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 5.23.  Government Contracts.  Except as set forth on Schedule 5.23, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727), the Financial Administration Act (Canada) or any similar state, provincial or local law.

Section 5.24.  Customer and Trade Relations.  Except as set forth on Schedule 5.24, As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of affiliated customers whose purchases during the preceding twelve (12) calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.

Section 5.25.  Bonding.  Except as set forth on Schedule 5.25, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

Section 5.26.  Full Disclosure.  None of the written representations or warranties made by any of the Credit Parties in the Note Purchase Documents to which it is party as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of such Credit Party in connection with the Note Purchase Documents (including the written disclosure materials, if any, delivered by or on behalf of the Company to Collateral Trustee or any Holder prior to the Closing Date), when taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered (after giving effect to all supplements and updates thereto).

Section 5.27.  Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and its Subsidiaries is in compliance in all material respects with all economic sanctions laws of any applicable Governmental Authority, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it and all regulations issued pursuant to the Canadian AML Legislation and all other related laws of any applicable Governmental Authority. No Credit Party nor any Subsidiary or Affiliate of any Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is controlled by (including by virtue of such person being a director or owning voting Shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Note Purchase Document would be prohibited under U.S. law, (iv) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the Criminal Code or other similar applicable law (collectively, the “Terrorist Lists”) with which a Credit Party cannot deal with or otherwise engage in business transactions, (v) is a Person who is otherwise the target of Canadian or U.K. economic sanctions laws such that a Credit Party cannot deal or otherwise engage in business transactions with such Person or (vi) is controlled by (including by virtue of such Person being a director or owning voting Shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on any Terrorist List or a foreign government that is the target of Canadian or U.K. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Note Purchase Document would be prohibited under Canadian or English law.

Section 5.28.  Patriot Act; Counter-Terrorism Regulations.  The Company, its Subsidiaries and, to the Company’s knowledge, its Affiliates are each in compliance with (a) the Trading with the Enemy Act (in the case of the Canadian Subsidiaries, subject to applicable Canadian Requirements of Law), and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, (c) Canadian AML Legislation, and (d) all laws of any applicable jurisdiction relating to “know your customer” and anti-money laundering and all rules and regulations. No part of the proceeds of any Note will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada) or the U.K. Bribery Act 2010.

Section 5.29.  Physical Condition of Owned Properties. (a) Each of the Owned Properties, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is, to the Company’s knowledge, in good condition, order and repair in all material respects (ordinary wear and tear excepted), and (b) to the Company’s knowledge, there exists no structural or other material defects or damages in any of the Owned Properties, whether latent or otherwise, other than ordinary wear and tear. Neither the Company nor any other Credit Party has received written notice from any insurance company or bonding company of any defects or inadequacies in any of the Owned Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 5.30.  Access.  To the extent that any of the Owned Properties contain operating facilities, each of the Owned Properties has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the use and enjoyment of each of the Owned Properties in all material respects are located in the public right-of-way abutting each Owned Property, and all such utilities are connected so as to serve each Owned Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Owned Property. All roads necessary for the utilization of each Owned Property in all material respects for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Section 5.31.  DIP Order Notices.  The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof, and the proper notice appropriate under the circumstances, as reflected in the Interim DIP Order, for (x) the motion seeking approval of the Note Purchase Documents and the Interim DIP Order and Final DIP Order, (y) the hearing for the approval of the Interim DIP Order, and (z) the hearing for the approval of the Final DIP Order has been or will be given.

Section 5.32.  Superpriority Administrative Expense Claims.  After the entry of the Interim DIP Order, and pursuant to and to the extent permitted in the Interim DIP Order and the Final DIP Order, the Obligations will constitute allowed superpriority administrative expense claims (the “Superpriority Administrative Claim”) in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the debtors in the Chapter 11 Cases now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113, 1114, or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, except as provided by the DIP Order and subject in all respects to the Carve-Out.

Section 5.33.  DIP Liens.  After the entry of the Interim DIP Order and pursuant to and to the extent provided in the DIP Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject to the Liens and priorities of other claims provided by the DIP Order

Section 5.34.  DIP Order Modifications.  The Interim DIP Order (with respect to the period prior to entry of the Final DIP Order) or the Final DIP Order (with respect to the period on and after entry of the Final DIP Order), as the case may be, is in full force and effect and has not been reversed, stayed, modified or amended without the consent of the Required Holders.

Section 5.35.  Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has knowingly taken, or will knowingly take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.36.  Use of Proceeds; Margin Regulations.  The proceeds of the sale of the Notes hereunder have been deposited into the Proceeds Account and will be used in accordance with Section 9.10.  No part of the proceeds from the sale of the Notes or from the Proceeds Account will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).

SECTION 6.REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.  Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension, mutual or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.  Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption)

of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is an investment company registered under the Investment Company Act of 1940; or

(h)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(i)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.[INTENTIONALLY OMITTED]

SECTION 8.PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.  Maturity.  The entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.  Optional Prepayments.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid.  The Company will give each Holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 30 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17 except in the case of a full payoff of the Notes, in which case such written notice will be delivered not less than 5 days prior to such date.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Section 8.3.  Mandatory Prepayments.If the Company or any Guarantor makes a Disposition of any Collateral outside the Ordinary Course of Business (other than any Disposition pursuant to Sections 10.02(a)(i), (a)(iii), (c), (d), (e), (f) and (g) herein) or does not reinvest proceeds from a Disposition of Equipment in accordance with Section 10.02(a), incurs a Casualty Event, incurs Indebtedness not expressly permitted to be incurred under this Agreement, receives proceeds from equity issuances or otherwise receives Extraordinary Receipts, then, subject to the DIP Order (including with respect to the Carve-Out), the Intercreditor Agreement and the Collateral Trust Agreement, the Company shall make a prepayment of the Obligations in an amount equal to the net cash proceeds received from any such event within two Business Days of such receipt.  Subject to the DIP Order, the Intercreditor Agreement and the Collateral Trust Agreement, such prepayment shall be allocated to the Obligations in accordance with Section 12.6.

Section 8.4.  Allocation of Partial Prepayments.  Except as set forth in Section 2 with respect to DIP Notes Syndication, in the case of each partial prepayment of the Notes pursuant to Sections 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  Proceeds received pursuant to Section 8.3 shall be applied by the Company and Guarantors in accordance with the Intercreditor Agreement and Collateral Trust Agreement subject to the terms of the DIP Order (including with respect to the Carve-Out).

Section 8.5.  Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6.  Purchase of Notes.  The Company will not and will not permit any Credit Party or Subsidiary thereof to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the Note Purchase Documents.  The Company will promptly cancel all Notes acquired by it or any Credit Party or Subsidiary thereof pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7.  Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.  Financial Statements.  The Company shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Company shall deliver to each Holder (in detail reasonably satisfactory to the Required Holders):

(a)as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of Parent and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other independent certified public accounting firm reasonably acceptable to the Required Holders which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) which may include a qualified or explanatory paragraph expressing substantial doubt as to going concern status or similar qualification; provided that, the audited financial statements, information and other documents required to be provided as described in the preceding sentence shall be accompanied by an unaudited schedule of consolidating financial information relating to the North American and non-North American business entities in detail reasonably acceptable to the Required Holders;

(b)as soon as available, but not later than one hundred twenty (120) days after the end of each Fiscal Year, a copy of the unaudited consolidated and consolidating balance sheets of Intermediate Holding and each of its Subsidiaries, and the related consolidated and consolidating statements of income and shareholders’ equity, and on a consolidated basis only, cash flows, for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year; and

(c)as soon as available, but not later than (i) thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated and consolidating balance sheets of Intermediate Holding each of its Subsidiaries, and the related consolidated and consolidating statements of income and shareholders’ equity and (ii) forty-five (45) days after the end of each Fiscal Quarter, a copy of the unaudited consolidated and consolidating statement of cash flows of Intermediate Holding and each of its Subsidiaries, as of the end of such fiscal month or Fiscal Quarter, as applicable, and for the portion of the Fiscal Year then ended, each of which shall be complete and correct and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of Intermediate Holding and each of its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

Section 9.2.  Certificates; Other Information.  The Company shall furnish to each Holder:

(a)as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter, (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Company, describing the operations and financial condition of the Company and each of its Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended, and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year provided to Holders and discussing the reasons for any significant variations;

(b)concurrently with the delivery of the financial statements referred to in Sections 9.1(a),  9.1(b) and 9.1(c), a fully and properly completed certificate in the form of Schedule 9.1(b) (a “Compliance Certificate”), certified on behalf of the Company by a Responsible Officer of the Company;

(c)promptly after the same are sent, copies of all financial statements and reports which the Company or any Affiliate of the Company (to the Company’s knowledge) sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d)at the time of delivery of each of the financial statements delivered pursuant to Section 9.1, (i) a listing of government contracts of the Company subject to the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada) or any similar state, provincial or municipal law or foreign law; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;

(e)promptly following the execution of any Permitted Supplier Financing Arrangement, executed copies of all documentation regarding such Permitted Supplier Financing Arrangement;

(f)promptly upon receipt thereof, copies of any reports submitted by the Company’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(g)at the times specified in the DIP Order, the Company shall provide to each Holder a proposed rolling 13-week cash flow projection (a “DIP Proposed Budget”), which shall contain a line item breakdown of projected disbursements and shall otherwise be in a form acceptable to the Required Holders, and, for the avoidance of doubt, shall include any and all adequate protection payments and professional fees

(h)in accordance with the DIP Order, the Company shall provide a weekly DIP Variance Report;

(i)promptly, such additional business, financial, collateral, corporate affairs, perfection certificates and other information as the Collateral Trustee or Required Holders may from time to time reasonably request.

Section 9.3.  Notices.  The Company shall notify promptly (and in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof) each Holder of each of the following:

(a)the occurrence or existence of any Default or Event of Default or any event or circumstance that foreseeably will become a Default or Event of Default;

(b)any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law, in each case, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $500,000;

(d)the commencement of, or any material development in, any litigation or proceeding affecting the Company or any of its Subsidiaries or any of their respective property (i) in which the amount of damages claimed is $1,000,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Note Purchase Document or any Related Agreement;

(e) (i) the receipt by any Credit Party of any written notice of violation of or potential liability or similar written notice under Environmental Law that would reasonably be expected to result in Environmental Liabilities in excess of $1,000,000, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in a Material Adverse Effect as a result of any potential Environmental Liabilities;

(f)(i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice

(ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto; and (iv) promptly after the sending or filing thereof, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each Canadian Pension Plan that is required by applicable law to be funded; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any Canadian Pension Plan from a Governmental Authority;

(g)any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Collateral Trustee and Holders pursuant to this Agreement;

(h)any material change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries, except as required by GAAP;

(i)any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving Company or any of its Subsidiaries if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Shares or Share Equivalents;

(k)any material notification, amendment, waiver, supplement or other modification of any of the Prepetition Notes Documents, ABL Documents, the ABL DIP Facility or the Factoring Facility Documents (accompanied by a true, correct and complete copy thereof);

(l)if any Credit Party acquires any Margin Stock; and

(m)any event that results or could be reasonably expected to result in a mandatory prepayment of the Obligations pursuant to Section 8.3.

Each notice pursuant to this Section 9.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company or other Person proposes to take with respect thereto and at what time. Each notice under Section 9.3 shall describe with particularity any and all clauses or provisions of any Related Agreement that have been breached or violated.

Section 9.4.  Preservation of Corporate Existence, Etc.  The Company shall, and shall cause each of its Subsidiaries to:

(a)preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 9.16;

(b)preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with any sale of assets permitted by Section 9.16 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)preserve or renew all of its registered Trademarks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)(i) conduct its business and affairs without the knowing infringement of or knowing interference with any Intellectual Property of any other Person in any material respect and (ii) shall comply in all material respects with the terms of its IP Licenses.

Section 9.5.  Maintenance of Property.  The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 9.6.  Insurance.

(a)The Company shall, and shall cause each of its Subsidiaries to, (i) procure, maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Company and such Subsidiaries (including, without limitation, policies of fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption, director and officer liability (including tail coverage) and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Company) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties, (ii) with respect to each of the Owned Properties, maintain or cause to be maintained in full force and effect, in addition to the policies required under clause (i)  above, the insurance policies and coverages described on Schedule 5.18, subject to changes in policies and coverages based upon the availability of insurance for Persons engaged in ownership and operation of properties similar to each of the Owned Properties and (iii) cause all such insurance relating to any Property or business of any Credit Party to name Collateral Trustee as additional insured or lenders loss payee as agent for the Holders, as appropriate. All policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance acceptable to Collateral Trustee, showing loss payable to Collateral Trustee  (Form CP 1218 or equivalent and naming Collateral Trustee as lenders loss payee as agent for the Holders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Collateral Trustee, will provide that the insurance companies will give Collateral Trustee at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Collateral Trustee to recover under such policy or policies of insurance in case of loss or damage.  The Company shall deliver to Collateral Trustee and each Holder within ten (10) days of receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage with respect to the affected Owned Property. The Company shall direct, and shall cause each Credit Party to direct, all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to the Collateral Trustee.  If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Collateral Trustee jointly, Collateral Trustee may endorse such Credit Party’s name thereon and do such other things as Collateral Trustee may deem advisable to reduce the same to cash. Collateral Trustee reserves the right at any time, upon its determination that any Credit Party’s risk profile has changed following the Closing Date, to require additional forms or categories and limits of insurance (it being acknowledged and agreed that, so long as the Credit Parties do not engage in any line of business substantially different from those lines of business carried on by it on the Closing Date, Collateral Trustee will not require policies of insurance of a form or category materially different from those required by Collateral Trustee as of the Closing Date). Notwithstanding the requirement in clause (i) above, Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b)Unless the Company provides Collateral Trustee with evidence of the insurance coverage required by this Agreement (including, Flood Insurance), Holders may purchase insurance (including, Flood Insurance) at the Company’s expense to protect Collateral Trustee’s and the Holders’ interests in the Company and its Subsidiaries’ properties.  This insurance may, but need not, protect the Company and its Subsidiaries’ interests. The coverage that Holders purchase may not pay any claim that the Company or any of its Subsidiaries makes or any claim that is made against the Company or such Subsidiary, as applicable, in connection with said Property. The Credit Parties may later cancel any insurance purchased by Holders, but only after providing Holders with evidence that there has been obtained insurance as required by this Agreement. If Holders purchase insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other expenses Holders may incur in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on their own.

Section 9.7.  Payment of Obligations.  Unless otherwise prohibited or excused by the Bankruptcy Court or the Bankruptcy Code, the Company shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed:

(a)all material Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP or the accounting rules applicable to the Company or such Subsidiary are being maintained by such Person; and (ii) the aggregate amount of such liabilities secured by such Lien do not exceed $100,000;

(b)all other lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP or the accounting rules applicable to the Company or such Subsidiary are being maintained by such Person;

(c)the performance of all obligations under any Contractual Obligation to which the Company or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)payments to the extent necessary to avoid the imposition of a Lien with respect to, (1) the involuntary termination of any underfunded Benefit Plan or (2) any Canadian Pension Plan other than inchoate Liens for amounts required to be remitted but not yet due pursuant to applicable Canadian federal or provincial pension benefits standards legislation.

Section 9.8.  Compliance with Laws; Pension Plans and Benefit Plans.

(a)The Company shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, including all Requirements of Law applicable to the ownership, use and operation of each of the Owned Properties and the Benefit Plans, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)For each existing, or hereafter adopted, Canadian Benefit Plan and Canadian Pension Plan, the Company shall ensure, and shall cause each Credit Party to ensure, that all contributions are remitted in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 9.9.  Inspection of Property and Books and Records; Audits; Appraisals.

(a)The Company shall maintain, and shall cause each of its Subsidiaries to maintain, books of record and account entries in conformity with GAAP consistently applied.

(b)The Company shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Collateral Trustee shall have access at any and all times during the continuance thereof): (i) provide access to such property to the Collateral Trustee (who may be accompanied by Holders and any of their Related Persons), as frequently as the Required Holders determine to be appropriate; and (ii) permit the Collateral Trustee (who may be accompanied by Holders and any of their Related Persons) to conduct inspections and make extracts and copies (or take originals if reasonably necessary) from all of the Company’s or such Subsidiary’s books and records, and evaluate and make physical verifications of the Collateral in any manner and through any medium that the Required Holders consider advisable, in each instance, the expenses of the Collateral Trustee shall be paid by the Company.   Each Credit Party which keeps records relating to Collateral in the Province of Quebec shall at all times keep a duplicate copy thereof at a location outside the Province of Quebec, as listed on Schedule 5.21.  Each Credit Party which keeps records relating to Collateral in the Province of Quebec shall at all times keep a duplicate copy thereof at a location outside the Province of Quebec, as listed on Schedule 5.21

Section 9.10.  Use of Proceeds.  The Company shall use the proceeds of the Notes (and proceeds in the Proceeds Account) solely as follows: (a) to pay the costs of the administration of the Chapter 11 Cases, (b) to make payments required or permitted under DIP Order and the Approved DIP Budget subject to the variance permitted in the DIP Order (including with respect to the Carve-Out), (c) to make payments required under the Note Purchase Documents, and with respect to a portion of the proceeds from the initial issuance of the Notes, to make payments under the Prepetition ABL Facility (as defined in the Interim DIP Order), and (d) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement or the other Note Purchase Documents.

Section 9.11.  Cash Management Systems.    The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver a deposit account and securities control agreement to the Collateral Trustee in form and substance reasonably satisfactory to the Required Holders prior to entry of the Final DIP Order with respect to the Proceeds Account and any other deposit or securities accounts constituting Collateral;  provided that upon receipt of a written request from the Required Holders,  the Company shall, and shall cause its Subsidiaries to, deliver such control agreement to the Collateral Trustee within 30 days after the receipt of such notice (as such time period may be extended in the reasonable discretion of the Required Holders).

Section 9.12.  Further Assurances.    Promptly upon reasonable request by the Collateral Trustee or Required Holders, the Company shall, and shall cause the Guarantors to: (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, agreements, deeds, certificates, assurances and other instruments as the Collateral Trustee or Required Holders may reasonably request from time to time in order to carry out more effectively the purposes of the Note Purchase Documents, including without limitation, such guaranty agreements, security agreement, mortgages, pledge agreements, intercreditor agreements and collateral trust agreements in the forms requested by Required Holders.   Notwithstanding the foregoing, the Company shall, and shall cause the Guarantors to, (a) execute such documents and take such actions as set forth on Schedule 4.12 (indicated therein as “post-closing”) within 14 days after the Closing Date (as may be extended by the Required Holders in their sole discretion), (b) execute such amendments to this Agreement as the Required Holders shall require prior to the entry of the Final DIP Order to add customary terms relating to the addition of an agent or trustee for the benefit of the Holders, including, without limitation, customary expense and indemnification provisions from the Credit Parties and (c) take all customary actions to assist the Purchasers with the syndication of their Commitments and Notes, including, without limitation, retaining at the Company’s expense such agents and service providers customarily used to manage syndications and solicitations, all prior to the entry of the Final DIP Order or within such other time periods determined by the Required Holders, which expenses shall be reasonable.

Section 9.13.  [Reserved].

Section 9.14.  Environmental Matters.  The Company shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if any Required Holders at any time has a reasonable basis to believe that there exist violations of Environmental Laws by the Company or any of its Subsidiaries or that there exist any Environmental Liabilities, then the Company shall, and shall cause each Subsidiary to, promptly upon receipt of request from Required Holders, cause the performance of, and allow any designee of the Required Holders access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including any necessary subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Required Holders may from time to time reasonably request. Such audits, assessments and reports, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Required Holders and shall be in form and substance reasonably acceptable to Required Holders, all under procedures and protocol reasonably designed to maintain the attorney/client privilege applicable to the results of such audits and assessments.

Section 9.15.  Approved DIP Budget.  Subject to the variances permitted in the DIP Order, the Company shall comply, and shall cause its Subsidiaries to comply, with the Approved DIP Budget.

Section 9.16.  Case Milestones.  The Company shall, and shall cause its Subsidiaries to, comply with the “Sale/Chapter 11 Milestones” set forth in Paragraph 14(c) of the Interim DIP Order or the corresponding provision of the Final DIP Order to occur within the timeframes specified therein.

Section 9.17.  DIP Notices, Pleadings and Motions.  The Company will, promptly following the receipt thereof, deliver to the Collateral Trustee copies of all letters of intent, expressions of interest, offers to purchase or draft purchase agreements (together with subsequent drafts with material substantive changes) with respect to a sale of substantially all of the Credit Parties’ Property.

Section 9.18.  [Reserved].

Section 9.19.  Ordinary Course.  Notwithstanding anything herein to the contrary, the Company shall act, and the Company shall ensure that each of its Subsidiaries acts, only in the Ordinary Course of Business in all material respects, except to the extent that deviation from the Ordinary Course of Business in all material respects (a) is expressly required under the DIP Order, (b) has been provided for in the Approved DIP Budget or (c) has been approved by the Required Holders.

SECTION 10.NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.  Limitation on Liens.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)any Lien existing on the Property of the Company or any of its Subsidiaries on the Petition Date and set forth in Schedule 10.1 securing Indebtedness outstanding on such date and permitted by Section 10.5, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 10.5;

(b)any Lien securing the Obligations created under any Note Purchase Document;

(c)Liens for Taxes (including real property Taxes) (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 9.7;

(d)carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation (including inchoate Liens for amounts required to be remitted but not yet due pursuant to applicable Canadian federal or provincial pension standards legislation) or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)Liens consisting of judgment or judicial attachment liens with respect to judgments the existence of which do not constitute an Event of Default;

(g)Survey exceptions, easements, rights-of-way, servitudes, sewers, electric lines, telegraph and telephone lines, zoning and other recorded covenants, conditions, restrictions, reservations, licenses, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Company or any of its Subsidiaries;

(h)Liens on any Equipment, Real Estate or other fixed assets acquired or held by the Company or any of its Subsidiaries securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing or improving such Property and permitted under Section 10.5; provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired, constructed or improved in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i)Liens securing Capital Lease Obligations permitted under Section 10.5(d);

(j)any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)Liens arising from the filing of precautionary UCC or PPSA financing statements (or equivalents) with respect to any lease permitted by this Agreement;

(l)non-exclusive licenses and sublicenses of Intellectual Property granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Company or any of its Subsidiaries;

(m)Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(n)Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o)Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p)Liens securing the Prepetition Notes Obligations (including the Roll-Up Obligations) subject to the Intercreditor Agreement, the Collateral Trust Agreement and the DIP Order;

(q)with respect to any Owned Property, any Lien or other encumbrance existing on the Closing Date covering such Owned Property and acceptable to Collateral Trustee;

(r)Liens securing Real Alloy Germany’s obligations under the German Factoring Facility;

(s)Liens on Property of any Foreign Subsidiary that is not a Credit Party securing Indebtedness of such Foreign Subsidiary permitted under Section 10.5(m);

(t)[reserved];

(u)the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of real or immovable property located in Canada, which do not materially interfere with (i) the ordinary conduct of the business of the applicable Person or (ii) the use and enjoyment of such real or immovable property;

(v)[reserved];

(w)Liens on cash and Cash Equivalents securing obligations arising under Hedging Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculative purposes; provided that the aggregate amount of cash and Cash Equivalents subject to such Liens does not exceed $100,000 in the aggregate at any time outstanding;

(x)Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 10.5(l) to the extent such Liens are in favor of the applicable insurance carrier;

(y)Liens on Inventory and the proceeds thereof arising out of consignment, bailment, title retention or similar arrangements for the sale of goods entered into by the Company in the Ordinary Course of Business solely to the extent that any such Inventory or proceeds subject to such Liens can be reasonably identified by Collateral Trustee;

(z)[reserved];

(aa)customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships so long as such options, arrangements or rights relate solely to such joint ventures and partnerships and the assets thereof;

(bb)Liens arising from precautionary UCC or PPSA financing statement filings on Accounts sold pursuant to Permitted Supplier Financing Arrangements;

(cc)Liens securing the ABL Obligations subject to the Intercreditor Agreement;

(dd)Liens securing the obligations under the ABL DIP Facility subject to the Intercreditor Agreement and the DIP Order; and

(ee)Liens permitted by or granted pursuant to authority provided by the DIP Order including, without limitation, the Carve-Out.

Section 10.2.  Disposition of Assets.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the assets or Shares of any Subsidiary of the Company, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except dispositions that fall within at least one of the following exceptions:

(a)Dispositions in the Ordinary Course of Business to any Person, of (i) Inventory, (ii) worn-out or surplus Equipment having a book value not exceeding $2,500,000 in the aggregate in any Fiscal Year or (iii) any other Equipment solely to the extent that such Equipment of a Credit Party is exchanged for credit against the purchase price of replacement or other Equipment for such Credit Party; provided, that in the case of clause (ii), the proceeds of such Disposition are promptly (but, in any event, within thirty (30) days of such Disposition) applied to the purchase price of replacement or other Equipment or, if not so applied, then to the extent of any net cash proceeds they shall be applied against the Obligations in accordance with Section 8.3;

(b) [reserved];

(c)dispositions of Cash Equivalents in the Ordinary Course of Business and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d)dispositions of accounts receivable and related assets by (i) Real Alloy Germany to the German Factoring Facility Purchaser in accordance with the German Factoring Facility Documents and (ii) Mexican Subsidiaries to RA Canada pursuant to the terms of the Mexican Receivables Purchase Documents;

(e)transfers of Property to a Credit Party by another Credit Party or by any Subsidiary of a Credit Party and transfers of Property to a Subsidiary that is not a Credit Party by a Subsidiary that is not a Credit Party;

(f)the lease or sublease in the Ordinary Course of Business of Real Estate;

(g)the sale in the Ordinary Course of Business of Accounts pursuant to any Permitted Supplier Financing Arrangement;

(h)a Sale to which the Required Holders have consented and which is consummated in accordance with the terms of Section 9.16 and subject to the other terms and conditions of the DIP Order;

(i)Liens permitted under Section 10.1 (to the extent constituting a transfer of Property); and (ii) Restricted Payments made in compliance with Section 10.11; and

(j)any other sale to which the Required Holders have consented and which is approved by the Bankruptcy Court pursuant to orders in form and substance reasonably acceptable to the Required Holders.

Section 10.3.  Consolidations, Mergers and Amalgamations.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except with the consent of the Required Holders and in accordance with the “Sale/Chapter 11 Milestones” set forth in Paragraph 14(c) of the Interim DIP Order or the corresponding provision of the Final DIP Order.

Section 10.4.  Acquisitions; Loans and Investments.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, (i) purchase or acquire any Shares or Share Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (ii)  make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination, or (iii)  make, purchase or acquire any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Company, any Affiliate of the Company or any Subsidiary of the Company (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)Investments in cash and Cash Equivalents;

(b)(i) Investments consisting of extensions of credit between the Credit Parties and, subject to the approval by the Required Holders in their sole discretion, by any Credit Party to any other Subsidiary of the Company that is not a Credit Party;  provided, that (A) if any Person executes and delivers to any Credit Party a note (collectively, the “Intercompany Notes”) to evidence any Investments described in this clause (b), that Intercompany Note shall be pledged and delivered to Collateral Trustee pursuant to the DIP Order and the Security Documents as additional collateral security for the Obligations; and (B) each Credit Party shall accurately record all intercompany transactions on its books and records; and (ii) Investments consisting of intercompany loans made by Real Alloy Canada Ltd (“RAC”) to the Company which are deemed made each time RAC’s blocked deposit account is swept in connection with the ABL DIP Facility to prepay obligations under the ABL DIP Facility or other ABL Obligations (such intercompany loan being in the amount of such sweep and repayment) which intercompany loans may be repaid by the Company with proceeds of loans from the ABL DIP Facility in amounts not to exceed the amount of such sweep and repayment; provided, that payments under such intercompany loans shall be evidenced by a note pledged to the Holders under the Note Purchase Documents and expressly subordinated to payments of the Obligations and the Prepetition Notes Obligations on terms and conditions satisfactory to the Required Holders.

(c)extensions of credit to Real Industry, Inc. as expressly set forth in the Approved DIP Budget for purposes of funding the Chapter 11 Debtors’ share of certain shared services;

(d)Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)Investments existing on the Petition Date and set forth in Schedule 10.4;

(f)loans or advances to employees permitted under Section 10.6;

(g)Investments arising under Rate Contracts and Commodity Hedging Agreements permitted under Section 10.5; and

(h)other Investments not described above in an aggregate amount not to exceed at any time $100,000.

Section 10.5.  Limitation on Indebtedness.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)the Obligations;

(b)Indebtedness consisting of Contingent Obligations (to the extent the same constitute Indebtedness) permitted pursuant to Section 10.9;

(c)Indebtedness existing on the Petition Date and set forth in Schedule 10.5 including Permitted Refinancings thereof;

(d)Indebtedness not to exceed an aggregate principal amount at any time outstanding of $10,000,000, consisting of Capital Lease Obligations and Permitted Refinancings thereof;

(e)intercompany Indebtedness permitted pursuant to Section 10.4(b);

(f)Indebtedness (1) existing on the Prepetition Date under the Prepetition Notes Documents (including any such Indebtedness that becomes Roll-Up Obligations), (2) existing on the Petition Date under the ABL Documents in an original aggregate principal amount not to exceed $110,000,000.00, and (3) under the ABL DIP Facility in an aggregate principal amount outstanding at any time after the Petition Date not to exceed the excess of $110,000,000.00 over the principal balance of the Prepetition ABL Obligations (as defined in the Interim DIP Order) outstanding as of the applicable date of determination;

(g)Indebtedness under the Factoring Facility Documents as in effect on the date hereof or as otherwise modified with the prior written consent of the Required Holders and Permitted Refinancings thereof;

(h)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business; provided that upon the incurrence of Indebtedness with respect to any such reimbursement obligations, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(i)[reserved];

(j)Indebtedness incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations, and in the case of the Credit Parties, not to exceed $1,000,000 in the aggregate at any time outstanding;

(k)Indebtedness arising from the honoring by a bank or other depository institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(l)Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business; provided that the aggregate principal amount thereof does not exceed the annual premium amount and shall be secured only by Liens permitted under Section 10.1(x); and

(m)Any prepetition Indebtedness of Foreign Subsidiaries of the Company that are not Credit Parties that is outstanding as of the Petition Date and Permitted Refinancings thereof.

Section 10.6.  Employee Loans and Transactions with Affiliates.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except:

(a)as expressly permitted by this Agreement, including Investments and Restricted Payments expressly permitted by this Agreement;

(b)upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Company or such Subsidiary and, with respect to any such transaction exceeding $100,000, which are disclosed in writing to Collateral Trustee and each Holder;

(c)loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $250,000 in the aggregate outstanding at any time;

(d)employment agreements entered into in the Ordinary Course of Business, which agreements shall provide for the payment of reasonable compensation for actual services rendered and be approved by the board of directors of the Company or applicable Subsidiary thereof, as appropriate, in good faith; and

(e)transactions permitted by Section 10.7.

Section 10.7.  Management Fees and Compensation.  The Company shall not pay, and the Company shall not permit any of its Subsidiaries to pay, any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party or pay or reimburse Parent or any of its Affiliates (other than a Credit Party) for any costs, expenses and similar items except:

(a)payment of reasonable compensation to officers and employees of any Credit Party for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;

(b)payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed with respect to all such items, $30,000 per Fiscal Quarter of the Company to the extent set forth in the Approved DIP Budget; and

(c)payment to Parent of reasonable and ordinary out-of-pocket overhead, insurance and other similar expenses incurred and actually paid by Parent to the extent such expenses are allocated to the Credit Parties and their Subsidiaries in the Ordinary Course of Business and pursuant to methodology reasonably acceptable to Required Holders and reflected in the Approved DIP Budget.

Section 10.8.  Margin Stock; Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Notes proceeds and any proceeds in the Proceeds Account, directly or indirectly, to (a) purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement or (b) repay any ABL Obligations except as provided in the Approved DIP Budget and except with proceeds of the initial sale of the Notes in accordance with Section 2.

Section 10.9.  Contingent Obligations.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)endorsements for collection or deposit in the Ordinary Course of Business;

(b)Rate Contracts and Commodity Hedging Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c)Contingent Obligations of the Company and its Subsidiaries existing as of the Petition Date and listed on Schedule 10.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Company or its Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Collateral Trustee title insurance policies;

(e)Contingent Obligations arising with respect to customary indemnification, adjustment or purchase or acquisition price or similar obligations in favor of purchasers in connection with dispositions permitted under Section 10.2(g);

(f)[reserved];

(g)[reserved];

(h)Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Subsidiary of the Company, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(i)Contingent Obligations arising under the Prepetition Notes Documents (including, for the avoidance of doubt, the Collateral Trust Hedging Obligations), the ABL Documents, the ABL DIP Facility or the Factoring Facility Documents, in each case to the extent such Indebtedness or obligations are permitted to be incurred in accordance under Section 10.5;

(j)intercompany guarantees, support agreements, keep-well agreements and other similar Contingent Obligations made, entered into or incurred in connection with a transaction subject to the Commodity Exchange Act by the Company or any of its Subsidiaries that is an eligible contract participant (as defined in the Commodity Exchange Act) for the benefit of the Company or any of its Subsidiaries by virtue of such Person’s failure for any reason to constitute an eligible contract participant; and

(k)other Contingent Obligations not exceeding $250,000 in the aggregate at any time outstanding.

Section 10.10.  Compliance with ERISA, Pension and Benefits Plans.

(a)The Company shall not cause or suffer to exist, with respect to any ERISA Affiliate, (a) any event that could result in the imposition of a Lien on any asset of the Company or any of its Subsidiaries with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  The Company shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

(b)The Company shall not cause or suffer to exist any event that could result in the imposition of a Lien on any asset of the Company or any of its Subsidiaries with respect to any Canadian Pension Plan that would have a Material Adverse Effect. The Company shall ensure that no Credit Party establishes, contributes to, or becomes liable under any Canadian Defined Benefit Pension Plan.

Section 10.11.  Restricted Payments.  The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Share or Share Equivalent or (ii) purchase, redeem or otherwise acquire for value any Share or Share Equivalent now or hereafter outstanding (the items described in clauses (i)  and (ii) above are referred to as “Restricted Payments”); except that:

(a)any Subsidiary or any Mexican Subsidiary may declare and pay dividends to any U.S. Credit Party;

(b)any Canadian Subsidiary may declare and pay dividends or make trust distributions to any Credit Party;

(c)each Subsidiary of the Company may make direct and indirect distributions to the Company; and

(d)for any taxable period in which the Company and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar type income tax group of which Parent is the common parent (a “Tax Group”), the Company and its Subsidiaries may make distributions, directly or indirectly, to the Company, the Company may make distributions to Intermediate Holdings, provided that Intermediate Holdings immediately passes along such distribution to Parent, for the actual payment by Parent of federal, state, local and foreign income Taxes then due and payable on account of the Company and its Subsidiaries and attributable for periods after the Petition Date, including required estimated payments, and franchise Taxes and other similar licensing expenses on account of the Company and its Subsidiaries incurred in the Ordinary Course of Business for periods after the Petition Date; provided that (x) the amount of such distribution shall not be greater than the aggregate amount of such Taxes or expenses that would have been due and payable by the Company and its relevant Subsidiaries had the Company not filed a consolidated, combined, unitary or similar type return as part of a Tax Group and (y) all such distributions shall have been permitted under the Approved DIP Budget.

Section 10.12.  Change in Business.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Closing Date and any business reasonably complementary or ancillary thereto.

Section 10.13.  Change in Structure.    The Company shall not, and the Company shall not permit any of its Subsidiaries to, make any material changes in its equity capital structure, issue any Shares or Share Equivalents or amend any of its Organization Documents, in each case, in any respect which would be adverse to the Holders.

Section 10.14.  Changes in Accounting, Name or Jurisdiction of Organization.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of the Company, (iii) in the case of any Credit Party, change its name as it appears in official filings in its jurisdiction of organization or (iv) in the case of any Credit Party, change its jurisdiction of organization or (v) in the case of any Credit Party, change (x) its registered office, chief executive office or domicile (within the meaning of the Civil Code of Quebec), or (y) warehouses or locations at which Collateral is held or stored or the location of its material records concerning the Collateral, in the case of clauses (iii), (iv) and (v), without at least twenty (20) days’ prior written notice to Holders and the acknowledgement of Required Holders that all actions required by Collateral Trustee, including those to continue the perfection of its Liens, have been completed.

Section 10.15.  Amendments to Related Agreements.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, amend, supplement, waive or otherwise modify any provision of, any Related Agreement (other than (A) the Note Purchase Documents in accordance with the terms applicable thereto, (B) the Prepetition Notes Documents or ABL Documents to the extent permitted by the Intercreditor Agreement or in a manner that is not adverse to Collateral Trustee or Holders, (C) the ABL DIP Facility in a manner that is not adverse to Collateral Trustee or Holders and (D) the Factoring Facility Documents in a manner that is not adverse to Collateral Trustee or Holders or which would not reasonably be expected to have a Material Adverse Effect).

Section 10.16.  No Negative Pledges.

(a)The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of the Company or any of its Subsidiaries to pay dividends or make any other distribution on any of such Person’s Shares or Share Equivalents or to pay fees, including management fees, or make other payments and distributions to the Company or any other Credit Party except any restrictions contained in the Note Purchase Documents, the Prepetition Notes Documents, the ABL Documents, the ABL DIP Facility or the Factoring Facility Documents, in each case, as in effect on the date hereof.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Collateral Trustee, whether now owned or hereafter acquired except:

(i)under the Note Purchase Documents, in each case, as in effect on the date hereof or as amended, supplemented or otherwise modified from time to time with the prior written consent of the Required Holders;

(ii)under the ABL Documents and the ABL DIP Facility, in each case, as in effect on the date hereof or as amended, supplemented or otherwise modified from time to time in accordance with Section 10.15;

(iii)under the Factoring Facility Documents, in each case, as in effect on the date hereof or as amended, supplemented or otherwise modified from time to time with the prior written consent of the Required Holders;

(iv)in connection with any document or instrument governing Liens permitted pursuant to Sections 10.5 applicable to Capital Lease Obligations and purchase money security interests; provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens;

(v)customary restrictions and conditions contained in any agreement relating to the sale, assignment, lease, conveyance, transfer or other disposition of any asset permitted under Section 10.2 pending the consummation of such sale, assignment, lease, conveyance, transfer or other disposition;

(vi)restrictions imposed by any document or instrument relating to Indebtedness incurred by a Foreign Subsidiary pursuant to Section 10.5 provided that any such restriction contained therein is limited to such Foreign Subsidiary’s assets pledged as security in connection with such Indebtedness; and

(vii)pursuant to restrictions existing solely under or by reason of applicable Requirements of Law.

(b)The Company shall not, and the Company shall not permit any Credit Party to, issue any Shares or Share Equivalents (i) if such issuance would result in an Event of Default and (ii) unless such Shares and Share Equivalents are, pledged to Collateral Trustee, for the benefit of the Holders, as security for the Obligations, and the net proceeds are applied to the Obligations in accordance with Section 8.3.

Section 10.17.  OFAC; Patriot Act; Anti-Money Laundering.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 5.30 and 5.31.

Section 10.18.  Sale-Leasebacks.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

Section 10.19.  Hazardous Materials.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that violates any Environmental Law in an manner that could reasonably be expected to result in a Material Adverse Effect.

Section 10.20.  Prepayments of Other Indebtedness.  The Company shall not, and the Company shall not permit any Credit Party to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity (it being understood that all mandatory prepayments triggered in the Ordinary Course of Business consistent with past practice are permitted), other than:

(a)the Obligations;

(b)a  Permitted Refinancing of Indebtedness;

(c)prepayment of intercompany Indebtedness to Credit Parties or among non-Credit Parties;

(d)prepayments of loans advanced under the ABL DIP Facility or Prepetition ABL Facility, to the extent not prohibited by the Intercreditor Agreement or the DIP Order; and

(e)payments as provided in any First Day Order and as set forth in the Approved DIP Budget.

Section 10.21.  Use of Proceeds; Compliance with Approved DIP Budget.

(a)The Company shall not, and the Company shall not permit any Credit Party to, apply the proceeds of any Notes or proceeds from the Proceeds Account or the proceeds of any loans under the ABL DIP Facility, whether directly or indirectly, in a manner other than to the uses (including the type of expenses and amounts) set forth in the Approved DIP Budget (subject to permitted variance in the DIP Order) and the DIP Order.

(b)The Company shall comply with the Budget Covenants (as defined in the DIP Order).  For the avoidance of doubt, nothing herein shall be construed as consent to the retention of any of the Chapter 11 Debtors’ Professionals or the Committee’s Professionals (each as defined in the Interim DIP Order) or the terms of their engagement (including the terms of their compensation) or the allowance of any professional fees or expenses of any of the Chapter 11 Debtors, any Committee (as defined in the Interim DIP Order), any other official or unofficial committee in the Chapter 11 Cases or any Successor Cases (as defined in the Interim DIP Order), or of any other person or entity, or shall affect the right of any DIP Secured Party or any Prepetition Secured Party (each as defined in the Interim DIP Order) to object to the retention or terms of engagement of any of the Debtors’ Professionals or the Committee’s Professionals or to the allowance and payment of any of their respective fees and expenses, and no such consent or waiver of right to object shall be implied from the inclusion in the Approved DIP Budget of any such fees or expenses.

Section 10.22.  Ordinary Course.  Notwithstanding anything herein to the contrary, the Company shall not, and the Company shall not permit any of its Subsidiaries to, act in a manner that is not in the Ordinary Course of Business, except to the extent that deviation from the Ordinary Course of Business is expressly required under the DIP Order or provided for in the Approved DIP Budget or to the extent operating in the Ordinary Course of Business in any situation is prohibited because of an order of the Bankruptcy Court.

Section 10.23.  Key Employees.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, enter into any agreements or arrangements relating to any key employee incentive or retention plans or any similar officer or employee bonus plans or programs, in each case without the prior written consent of the Required Holders acting in their sole discretion.

Section 10.24.  Chief Restructuring Officer.    No later than fourteen (14) calendar days after the Petition Date, the Company shall have selected and retained, subject to Bankruptcy Court approval, a chief restructuring officer reasonably acceptable to the Required Holders and the DIP ABL Agent (as defined in the Interim DIP Order).

Section 10.25.  DIP Order.  The Company shall not, and shall not permit its Subsidiaries to:

(a)seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the DIP Order, except for modifications and amendments joined in or agreed to in writing by Required Holders;

(b)seek the use of “Cash Collateral” (as defined in the DIP Order) in a manner inconsistent with the terms of the DIP Order without the prior written consent of Required Holders;

(c)suffer to exist at any time a priority for any administrative expense or unsecured claim against any Credit Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in Sections 105, 326, 328, 503((b), 506(c), 507(a), 507(b), 546(c), 552(b), 726 and 1114 of the Bankruptcy Code) or any super priority claim which is equal or superior to the priority of the Holders in respect of the Obligations or the Prepetition Notes Holders in respect of the Prepetition Notes Obligations except as expressly permitted by the DIP Order; or

(d)prior to the date on which the Prepetition Notes Obligations and Obligations have been paid in full, pay any administrative expenses, except administrative expenses incurred in accordance with the Approved DIP Budget.

SECTION 11.    EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

Section 11.1.  Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)Non-Payment.  The Company fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Note, including after maturity of the Notes, or (ii) to pay within three (3) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Note Purchase Document;

(b)Representation or Warranty.  Any representation, warranty or certification by the Company (including representations, warranties or certifications made by the Company with respect to its Subsidiaries) made or deemed made herein, in any other Note Purchase Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Note Purchase Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made;

(c)Specific Defaults.  The Company (or, to the extent provided for in this Agreement, any Subsidiary or Affiliate of the Company) fails to perform or observe any term, covenant or agreement contained in any of Sections 9.1, 9.2(a), 9.2(b), 9.2(g), 9.3(a), 9.6, 9.10, 9.12, 9.15, 9.16, or Section 10;

(d)Other Defaults.  The Company (or, to the extent provided for in this Agreement, any Subsidiary or Affiliate of the Company) fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Note Purchase Document, and such default shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (i) the date upon which a Responsible Officer of the Company (or, as applicable, Subsidiary or Affiliate of the Company) becomes aware of such default and (ii) the date upon which written notice thereof is given to the Company by Collateral Trustee or Required Holders;

(e)Cross-Default.  (i) The occurrence of any “Termination Event” under the DIP Order; (ii) the Company or any of its Subsidiaries (A) fails to make any payment in respect of any (x) Indebtedness or (y) Contingent Obligation (other than, in respect of both the foregoing clauses (x) and (y), Indebtedness or Contingent Obligations that either (A) constitute Obligations or (B) are stayed as a result of the filing of the Chapter 11 Cases or otherwise excused by the Bankruptcy Code) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded ( in each case unless stayed as a result of the filing of the Chapter 11 Cases or otherwise excused by the Bankruptcy Code), (iii) the occurrence and continuation of any event of default under the ABL DIP Facility, or (iv) the occurrence and continuation of any event of default under the Factoring Facility Documents.

(f)Insolvency; Voluntary Proceedings.  Any Subsidiary of the Company (other than those Subsidiaries that are subject to the Chapter 11 Cases) (i) commences any Insolvency Proceeding with respect to itself or (ii) takes any action to effectuate or authorize the foregoing;

(g)Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Subsidiary of the Company (other than those Subsidiaries that are subject to the Chapter 11 Cases), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person’s Property and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any such Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding or an order for relief (or similar order under non-U.S. law) is ordered in any such Insolvency Proceeding; or (iii) other than in connection with the Chapter 11 Cases, any Subsidiary of the Company or any of its Subsidiaries acquiesces in the appointment of a receiver, interim receiver, receiver and manager, statutory manager, administrator, trustee, monitor, custodian, conservator, liquidator (whether provisional or otherwise), sequestrator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h)Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Company and its Subsidiaries involving in the aggregate a liability of $1,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor and, to the extent stayed, amounts with respect to unsecured non-priority prepetition claims), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; provided,  however, that this clause (h) shall not apply to the DIP Order;

(i)Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Company and its Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided,  however, that this clause (i) shall not apply to the DIP Order;

(j)Collateral.  Any material provision of any Note Purchase Document shall for any reason cease to be valid and binding on or enforceable against the Company or any of its Subsidiaries party thereto or the Company or any Subsidiary of the Company shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

(k)Ownership.  Except in connection with the consummation of a Sale: (i) Parent at any time fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting Shares of Intermediate Holdings; (ii) Intermediate Holdings ceases to own one hundred percent (100%) of the issued and outstanding Shares and Share Equivalents of the Company; (iii) the Company ceases to own one hundred percent (100%) of the issued and outstanding Shares and Share Equivalents of its Subsidiaries (except with respect to Subsidiaries for which the Company owns a lesser percentage thereof  as set forth on Schedule 5.19) ), in each instance in this clause (k), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than (A) Liens in favor of the Collateral Trustee or otherwise for the benefit of the Holders, (B) Liens securing the Prepetition Notes Obligations and (C) Liens securing the ABL Obligations;

(l)Invalidity of Intercreditor Agreement or Collateral Trust Agreement.  Any provision of the Intercreditor Agreement or Collateral Trust Agreement, shall for any reason be revoked or invalidated by any Person, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, the DIP Order, the Intercreditor Agreement or the Collateral Trust Agreement, as applicable;

(m)There shall have occurred any of the following in any Chapter 11 Case:

(i)the filing of a motion, chapter 11 plan, or other pleading by any of the Company or any of its Subsidiaries in any Chapter 11 Case or the entry of any order by the Bankruptcy Court in any Chapter 11 Case: (x) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (y) to grant any superpriority claim or Lien other than Liens expressly permitted under the Note Purchase Documents upon or affecting any Collateral or that is senior or equal to the Liens and security interests granted to the Holders or in respect of the Prepetition Notes Obligations, or any priority of the liens or security interests of the Holders or in respect of the Prepetition Notes Obligations is contested by any Chapter 11 Debtor in any jurisdiction; or (z) except as provided in the DIP Order, to use cash collateral of the Holders under Section 363(c) of the Bankruptcy Code without the prior written consent of the Required Holders;

(ii)the filing by any of the Chapter 11 Debtors or their Affiliates of any chapter 11 plan or disclosure statement attendant thereto (or, the proposal of, support of or failure to oppose an unfiled plan), or any other direct or indirect amendment to such plan or disclosure statement, by any of the Chapter 11 Debtors, which does not (A) contain a provision for repayment in full in cash of all of the Obligations under this Agreement and all of the Prepetition Notes Obligations and (B) provide for the Liens and security interests granted to the Collateral Trustee for the benefit of the Holders until the Obligations have been paid in full;

(iii)the entry of an order in any of the Chapter 11 Cases confirming a plan or plans of reorganization that does not (A) contain a provision for repayment in full in cash of all of the Obligations under this Agreement and all of the Prepetition Notes Obligations and (B) provide for the Liens and security interests granted to the Holders (or any Collateral Trustee for the benefit of the Holders) until the Obligations have been paid in full;

(iv)the entry of an order amending, supplementing, staying, vacating or otherwise modifying any Note Purchase Document in any case without the prior written consent of the Required Holders, or in any manner that materially and adversely affects the rights of the Holders under the Note Purchase Documents or filing of a motion or proceeding by the Chapter 11 Debtors requesting authority to enter into such amendment or modification without the consent of the Required Holders;

(v)institution of any judicial proceeding, or the filing of any motion by, or supported by, any Chapter 11 Debtor seeking to challenge the validity or enforceability of any portion of any Note Purchase Document, the Obligations, the Prepetition Notes Documents or the Prepetition Notes Obligations, or which seeks to void, avoid, limit, subordinate or otherwise adversely affect any security interest created by or in relation to the Note Purchase Documents, the Obligations, the Prepetition Notes Documents or the Prepetition Notes Obligations, or the entry of any order of the Bankruptcy Court having any such effect;

(vi)the payment of, or application by any Chapter 11 Debtor for authority to pay, any prepetition claim without the Required Holders’ prior written consent other than as provided in any First Day Order and as set forth in the Approved DIP Budget or unless otherwise permitted under this Agreement;

(vii)the entry of an order by the Bankruptcy Court appointing, or the filing of an application by the Chapter 11 Debtors, for an order seeking the appointment of, in either case without the consent of the Required Holders, an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver or an examiner under section 1104 of the Bankruptcy Code in any Chapter 11 Case with expanded powers (beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of any Chapter 11 Debtor or with the power to conduct an investigation of (or compel discovery from) the Holders or against the Prepetition Notes Trustee or Prepetition Notes Holders; or, except as permitted in the DIP Order or otherwise with the consent of the Required Holders, the sale or the filing of any motion to sell, a material portion of any Chapter 11 Debtor’s  (or their direct or indirect subsidiaries) assets including the equity of any direct or indirect subsidiary either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases, or otherwise that does not provide for a committed transaction providing for payment in full in cash of the Obligations and all Prepetition Notes Obligations at the closing of such sale;

(viii)the dismissal of any Chapter 11 Case which does not contain a provision for payment in full in cash of all noncontingent monetary Obligations and all Prepetition Notes Obligations, or if any Chapter 11 Debtor shall file a motion or other pleading seeking the dismissal of any Chapter 11 Case which does not contain a provision for payment in full in cash of all noncontingent monetary Obligations of the Company hereunder and all Prepetition Notes Obligations;

(ix)the conversion of any Chapter 11 Case from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or any Chapter 11 Debtor shall file a motion or other pleading seeking the conversion of any Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise;

(x)the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor to execute upon or enforce a Lien on any property, including Collateral, with a value in excess of $100,000 in the aggregate;

(xi)(a) allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Collateral Trustee, the Holders, the Prepetition Notes Trustee, the Prepetition Notes Holders or any of the foregoing parties’ claims or Collateral, or (b) the filing by any Chapter 11 Debtor of any motion supporting the allowance described in the foregoing clause (a);

(xii)the failure of any Chapter 11 Debtor to perform or comply in any material manner with any term of the DIP Order;

(xiii)the payment of or granting adequate protection with respect to any Prepetition Indebtedness other than adequate protection with respect to the Prepetition Notes Obligations and the ABL Obligations on the terms forth in the DIP Order or as otherwise agreed by the Required Holders;

(xiv)the Chapter 11 Debtors affirmatively support an application for any of the orders described in this Section 11.1(m) or any subsection thereof made by any Person other than the Collateral Trustee, the Prepetition Notes Trustee, the Prepetition Notes Holders or the Holders; provided,  however, that the Chapter 11 Debtors shall not be deemed to have supported an application by providing discovery (formally or informally) to any Person; provided further, however, the Chapter 11 Debtors shall not be deemed to have supported any application  as a result of actions of their employees acting in an individual capacity or any capacity other than as a representative of the Chapter 11 Debtors;

(xv)any Chapter 11 Debtor’s filing of a motion requesting or supporting, or entry of an order granting, authorizing or approving, any action adverse to the Collateral Trustee, the Holders, the Prepetition Notes Trustee, or the Prepetition Notes Holders or their rights and remedies or their interest in the Collateral or the Prepetition Notes Collateral;

(xvi)the entry of an order by the Bankruptcy Court amending, supplementing, staying, vacating, or otherwise modifying the DIP Order, the Bidding Procedures Order, or the Sale Order (as each of those terms are defined in the DIP Order), or any violation of any term or condition set forth in the DIP Order, the Bidding Procedures Order, or the Sale Order, in each case without the prior written consent of the Required Holders, or the filing by any Chapter 11 Debtor of any motion or application seeking the entry of any such order without the prior written consent of the Required Holders;

(xvii)the Chapter 11 Debtors fail to maintain sufficient cash, reserves and projected borrowing capacity to pay all accrued administrative obligations and administrative claims related to the Chapter 11 Cases when due;

(xviii)the termination, expiration, or shortening of the Chapter 11 Debtors’ exclusivity periods under Section 1121 of the Bankruptcy Code;

(xix) (a) the cessation of Liens or super-priority claims granted with respect to the Obligations or the Prepetition Notes Obligations to be valid, perfected and enforceable in all respects, or (b) the Bankruptcy Court shall cease to have exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the Note Purchase Documents and the Collateral (unless the Bankruptcy Court abstains from hearing any such matter or the reference from the applicable United States District Court is withdrawn with respect to such matter);

(xx)the entry of an order amending, supplementing, staying, vacating, or otherwise modifying the Bidding Procedures Order or any Sale Order, or any violation of any term or condition set forth in the Bidding Procedures Order or any Sale Order, in each case without the prior written consent of the Collateral Trustee and the Required Holders, or the filing by any Chapter 11 Debtor of any motion or application seeking the entry of any such order without the prior written consent of the Collateral Trustee and the Required Holders; or

(xxi)the Final DIP Order is not entered within thirty-five (35) days (or such other period as the Required Holders may agree to in writing) following the Petition Date.

SECTION 12.    REMEDIES ON DEFAULT, ETC.

Section 12.1.  Acceleration.  Subject to the terms of the DIP Order, without relief from the automatic stay or any further order of the Bankruptcy Court:

(a)If an Event of Default described in Section 11.1(m)(ix) has occurred, all the Notes then outstanding and all other Obligations shall automatically become immediately due and payable and any outstanding Commitments shall be terminated.

(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, terminate the Commitments and declare all the Notes and other Obligations then outstanding to be immediately due and payable.

(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, terminate its Commitments and declare all the Notes and other Obligations held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each Holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for).

Section 12.2.  Other Remedies.  If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the Required Holders may, subject to the terms of the DIP Order, this Agreement and any other intercreditor, collateral or security documentation comprising the Note Purchase Documents, proceed to protect and enforce the rights of the Holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note Purchase Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.  Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.  No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any Holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies.  No right, power or remedy conferred by any Note Purchase Documents upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 12.5.  Default Rate.  If any Event of Default has occurred and is continuing, the Required Holders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Holders notwithstanding any provision of Section 17.1 requiring unanimous consent of the Holders to changes in interest rates), declare that the Notes shall bear  interest at the Default Rate.  After an Event of Default has been cured or waived, the interest rate applicable to the Notes shall revert to the rates applicable prior to the occurrence of an Event of Default.

Section 12.6.  Application of Mandatory Prepayments and Collateral Proceeds.  Subject to the terms of the Intercreditor Agreement, the Collateral Trust Agreement and the DIP Order (including any Carve-Out payments) and Section 2 hereof, any prepayments required under Section 8.3 of this Agreement and any proceeds of Collateral received by the Collateral

Trustee or any Holder shall be applied to the Obligations: first, to all amounts payable under Section 15.1; second, to the Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively and third, to the payment of all other Obligations.

Section 12.7.  Hearing on Event of Default.  Any enforcement of remedies hereunder shall be subject the terms and conditions of the DIP Order.

SECTION 13.REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES; ASSIGNMENTS; AND VOTING.

Section 13.1.  Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any Holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and Holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any Holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes.

Section 13.2.  Transfer and Exchange of Notes; Assignment of Commitments.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 5 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the Commitment amount of the surrendered Note (or the outstanding amount of such Note if Commitments have been terminated).  Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Schedule 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.    Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.  Notwithstanding anything in the Note Purchase Documents to the contrary, no Holder or Purchaser shall assign any interest in its Notes or Commitments to any Person unless (a) such assignee also holds Prepetition Notes or will hold Prepetition Notes after giving effect to such assignment and any related assignment of

Prepetition Notes consummated at such time, (b) the aggregate principal amount of Notes and Commitments to be held by such assignee as a percentage of the total aggregate Notes and Commitments on the date of such assignment does not exceed the percentage of Prepetition Notes held (or to be held) by such assignee measured against the aggregate principal amount of Prepetition Notes outstanding as of the date of such assignment (except in the case of the DDJ Holders), (c) such Holder or Purchaser and assignee have completed (i) updated Purchaser Schedules reflecting their respective Commitments after giving effect to such assignment, (ii) a joinder to this Agreement in the form of Schedule 13.2 hereto and (iii) such other customary assignment agreements, documents and/or instruments to further evidence the  assignment as such assignor and assignee shall require, (d) to the extent required, such assignee, in its capacity as a Prepetition Notes Holder, has provided its consent to any amendment or supplement to the Prepetition Notes Documents, to permit the transactions contemplated by this Agreement and the other Note Purchase Documents, (e) any assignment by a Holder of its Commitments and Notes to an assignee shall require a concurrent ratable assignment to such assignee of the Prepetition Notes (including Roll-Up Notes) held by such Holder.  Each of the Purchasers and Holders agree that upon completion of the syndication of the Notes and Commitments conducted by the Purchasers executing this Agreement on the date hereof, the Purchasers and Holders will enter into such master assignment agreement (or other similar agreements), together with updated Purchaser Schedules, as may be required by such initial Purchasers to evidence the ratable holdings of Notes and Commitments by the Purchasers and Holders.

Section 13.3.  Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, an original Purchaser or another Holder of a Note with a minimum net worth of at least $10,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 13.4.  Voting.  Each Holder agrees that it shall vote its Prepetition Notes and Roll-Up Notes (a) in favor of any consent, amendment and/or waiver under the Prepetition Notes Indenture that is required to permit the transactions contemplated by the Note Purchase Documents and DIP Order, (b) in the manner directed by Required Holders as to any matter that requires the approval of both the Holders under this Agreement and the Prepetition Notes Holders under the Prepetition Notes Indenture.

Section 13.5.  Collateral Trustee.  Each Holder authorizes any Collateral Trustee designated by the Required Holders to execute such Note Purchase Documents as Required Holders shall require and to act at the direction of the Required Holders.  Each Holder agrees to be bound by the terms of such Note Purchase Documents approved by the Required Holders.

SECTION 14.PAYMENTS ON NOTES.

Section 14.1.  [Reserved].

Section 14.2.  Payment by Wire Transfer.  So long as any Purchaser or its nominee or any other Person shall be the Holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule (or in any other disclosure provided by any Holder), or by such other method or at such other address as such Purchaser or Holder shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Holder or its nominee, such Holder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Holder under this Agreement and that has made the same agreement relating to such Note as the Holders have made in this Section 14.2.

Section 14.3.    FATCA Information.  By acceptance of any Note, the Holder of such Note agrees that such Holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such Holder that is a United States Person, such Holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such Holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such Holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such Holder.  Nothing in this Section 14.3 shall require any Holder to provide information that is confidential or proprietary to such Holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15.EXPENSES, ETC.

Section 15.1.    Transaction Expenses and Indemnities.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses including reasonable attorneys’ fees of counsel and local or other counsel, financial advisors and consultants (provided that such fees and disbursements shall not include fees and disbursements for more than one primary counsel for the Required Holders, one regulatory counsel in each applicable specialty and one local or foreign counsel for each relevant jurisdiction) for the Required Holders and the other Holders incurred by the Required Holders in connection with the Chapter 11 Cases and the negotiation and execution of the Note Purchase Documents and Related Agreements and  any amendments, waivers or consents under or in respect of any of the Note Purchase Documents and Related Agreements (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable and documented costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Note Purchase Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Note Purchase Documents, or by reason of being a Holder of any Note, (b) the reasonable and documented costs and expenses, including legal counsel’s and financial advisors’ fees, incurred in connection with the Chapter 11 Cases, (c) the reasonable and documented fees, costs and expenses of the Collateral Trustee and any indemnification of the Collateral Trustee pursuant to the Collateral Trust Agreement and any other Note Purchase Documents, (d) the costs and expenses required to be paid under the DIP Order, (e) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, and (f) the costs and expenses incurred in connection with the preparation, negotiation and consummation of any DIP Noteholders Credit Bid (as defined in the Interim DIP Order).

The Company will pay, and will save each Purchaser and each other Holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other Holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such Holder or otherwise charges to a Holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company and the Guarantors will indemnify, on a joint and several basis, each Holder (including officers, directors, employees and agents of each Holder) against any and all losses, liabilities, damages, claims or expenses, including fees and expenses of counsel, including taxes incurred by it (under Section 15.2, if any), in each case arising out of or in connection with the Note Purchase Documents, the Related Agreements and/or the Chapter 11 Cases, including the costs and expenses of enforcing the Note Purchase Documents and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or bad faith.

Section 15.2.    Certain Taxes.  The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of any of the Note Purchase Documents or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, any of the Note Purchase Documents, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each Holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.    Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Note Purchase Documents, and the termination of this Agreement.

SECTION 16.SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other Holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the other Note Purchase Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.AMENDMENT AND WAIVER.

Section 17.1.    Requirements.  This Agreement, the Security Documents, the Intercreditor Agreement, the Collateral Trust Agreement and the Notes may be amended, and the observance of any term hereof or in any such Note Purchase Document  may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)no amendment or waiver of any of Sections 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)no amendment or waiver may, without the written consent of each Purchaser and the Holder of each Note at the time outstanding adversely affected by such amendment or waiver, (i) subject to Section 12 relating to acceleration or rescission, reduce the amount of principal of, or reduce the rate of interest or method of computation of interest on, the Notes, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any amendment or waiver, (iii) amend this Sections 17, (iv) amend Sections 8.4 or 12.6, or (v)

consent to the assignment, delegation or other transfer by any Credit Party of its rights and obligations under the Note Purchase Documents or release the Credit Parties of their Obligations under the Note Purchase Documents, except in connection with consummation of a Sale or except as provided in the DIP Order; for avoidance of doubt, the maturity date of the Notes may be extended with the prior written consent of solely the Required Holders and the Company; and

(c)no amendment or waiver to this Agreement that converts the Obligations into an “exit” financing facility for the Chapter 11 Debtors will be effective as to any Purchaser or Holder directly affected thereby unless consented to by such Purchaser or Holder in writing.

Section 17.2.  Solicitation of Holders of Notes.

(a)Solicitation. The Company will provide each Holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Security Documents, the Intercreditor Agreement, the Collateral Trust Agreement or the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 to each Holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder of a Note as consideration for or as an inducement to the entering into by such Holder of any waiver or amendment of any of the terms and provisions hereof or of the Security Documents, the Intercreditor Agreement, the Collateral Trust Agreement or the Notes unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder of a Note even if such Holder did not consent to such waiver or amendment.

Section 17.3.  Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any Holder of a Note and no delay in exercising any rights hereunder or under any Note Purchase Document shall operate as a waiver of any rights of any Holder of such Note.

Section 17.4.  Notes Held by Company, Etc.   Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Security Documents, the Intercreditor Agreement, the Collateral Trust Agreement or the Notes, or have directed the taking of any action provided herein or in any Security Document, the Intercreditor Agreement, the Collateral Trust Agreement or the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid), or (d) by electronic communication (including e-mail and Internet).  Any such notice must be sent:

(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Company in writing, or

(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Mr. Michael J. Hobey, Treasurer,  with copies, which shall not constitute notice hereunder, sent to Mr. Gary S. Lee at Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019 or via email at GLee@mofo.com and to Mr. Darío  D.  Avram at Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105 or via email at DarioAvram@mofo.com, or, in each case, at such other address or email address as the Company shall have specified to the Holder of each Note in writing.

(iv)Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Credit Party or any Subsidiary thereof in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other Holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Note Purchase Document.  Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any Holder of a Note of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or Holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such Holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser.  In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original Holder of the Notes under this Agreement.

SECTION 22.MISCELLANEOUS.

Section 22.1.  Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent Holder of a Note) whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each Holder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.  Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement, any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.  Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6.  Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State, and, to the extent applicable, the Bankruptcy Code (except as otherwise expressly provided therein).

Section 22.7.  Jurisdiction and Process; Waiver of Jury Trial.

(a)The Company irrevocably submits to the non-exclusive jurisdiction of the Bankruptcy Court, or if the Bankruptcy Court does not have or abstains from jurisdiction, any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the Bankruptcy Court and the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)The Company consents to process being served by or on behalf of any Holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such Holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)Nothing in this Section 22.7 shall affect the right of any Holder of a Note to serve process in any manner permitted by law, or limit any right that the Holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.8.  Conflict.  In the event of a conflict between this Agreement and the DIP Order, the DIP Order shall govern.

Section 22.9.  Guarantee and Security Grant.

(a)Each Guarantor hereby irrevocably, unconditionally and jointly and severally with the other Guarantors guarantees to each Holder the due and punctual payment in full of the principal of and interest on, and any other amounts due under, the Notes and all other Obligations when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise).   Real Alloy Intermediate Holding, LLC shall not engage in any business activities and does not own any assets other than (a) ownership of the equity in the Company, (b) activities incidental to the maintenance of its existence and (c) performance of its obligations under the Note Purchase Documents and the Related Agreements to which it is a party.

(b)The Company and each Guarantor hereby grant to the Collateral Trustee, if any, and to Required Holders, in each case for the benefit of all Holders, to secure the payment and performance in full of all of the Obligations, a security interest in and a lien on, and pledges and assigns to the Collateral Trustee, if any, and Required Holders, for the benefit of all Holders, the following properties, assets and rights of the Company and Guarantors, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:

(i)all personal, real and fixture property of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents (including, if applicable, electronic documents), accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, all general intangibles (including all payment intangibles and intellectual property), all interests in Real Estate and all products and proceeds of any or all of the foregoing (as used in this sub clause (i), all terms defined in the Uniform Commercial Code of the state of New York used herein shall have the same definitions herein as specified therein); and

(ii)all property specified as DIP Collateral under (and as defined in) the DIP Order.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

COMPANY:

REAL ALLOY HOLDING, INC.,
a Delaware corporation

By:	/s/ Michael Hobey
Name: Michael Hobey
Title: Chief Financial Officer

GUARANTORS:

REAL ALLOY INTERMEDIATE HOLDING, LLC,
a Delaware limited liability company

By:	/s/ Michael Hobey
Name: Michael Hobey
Title: Chief Financial Officer

REAL ALLOY BENS RUN, LLC,
a Delaware limited liability company

By:	/s/ Michael Hobey
Name: Michael Hobey
Title: Chief Financial Officer

RA MEXICO HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Michael Hobey
Name: Michael Hobey
Title: Chief Financial Officer

REAL ALLOY RECYCLING, INC.,
a Delaware corporation

By:	/s/ Michael Hobey
Name: Michael Hobey
Title: Chief Financial Officer

REAL ALLOY SPECIALTY PRODUCTS, INC,
a Delaware corporation

By:	/s/ Michael Hobey
Name: Michael Hobey
Title: Chief Financial Officer

REAL ALLOY SPECIFICATION, INC,
a Delaware corporation

By:	/s/ Michael Hobey
Name: Michael Hobey
Title: Chief Financial Officer

ETS SCHAEFER, LLC,
a Delaware limited liability company

By:	/s/ Michael Hobey
Name: Michael Hobey
Title: Chief Financial Officer

This Agreement is hereby accepted and agreed to as of the date hereof.

Osterweis Strategic Income Fund

By:	/s/ Bradley Kane
Name: Bradley Kane
Title: Portfolio Manager

Osterweis Strategic Investment Fund

By:	/s/ Bradley Kane
Name: Bradley Kane
Title: Portfolio Manager

This Agreement is hereby accepted and agreed to as of the date hereof.

Southpaw Credit Opportunity Master Fund LP

By:	/s/ Howard Golden
Name: Howard Golden
Title: Member of General Partner, Southpaw GP LLC

This Agreement is hereby accepted and agreed to as of the date hereof.

Arch Investment Holdings IV Ltd.

By: HPS Investment Partners, LLC, Its Investment
Manager

By:	/s/ Serge Adam
Name: Serge Adam
Title: Managing Director

Cardinal Fund, L.P.

By: HPS Investment Partners, LLC, as Investment Manager

By:	/s/ Serge Adam
Name: Serge Adam
Title: Managing Director

Credit Value Master Fund 2016 Subsidiary, Ltd.

By: HPS Investment Partners, LLC, its Investment
Manager

By:	/s/ Serge Adam
Name: Serge Adam
Title: Managing Director

Institutional Credit Fund Subsidiary, L.P.

By: HPS Investment Partners, LLC, its Investment
Manager

By:	/s/ Serge Adam
Name: Serge Adam
Title: Managing Director

This Agreement is hereby accepted and agreed to as of the date hereof.

Name of Purchaser: Watford Re Ltd.

By: HPS Investment Partners, LLC, its investment manager

By:	/s/ Serge Adam
Name: Serge Adam
Title: Managing Director

Name of Purchaser: ZALICO VL Series Account-2

By: HPS Investment Partners, LLC, its investment manager

By:	/s/ Serge Adam
Name: Serge Adam
Title: Managing Director

This Agreement is herebyaccepted and agreed to as of the date hereof.

Purchasers:

Stichting Pensioenfonds Hoogovens

By: DDJ Capital Management, LLC, on behalf of Stichting
Pensioenfonds Hoogovens, in its capacity as Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Stichting Bewaarder Syntrus Achmea Global High
Yield Pool

By: Achmea Investment Management, as asset manager

By: DDJ Capital Management, LLC, as subadvisor

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Caterpillar Inc. Master Retirement Trust

By: DDJ Capital Management, LLC, on behalf of
Caterpillar Inc. Master Retirement Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Houston Municipal Employees Pension System

By: DDJ Capital Management, LLC, in its capacity as
Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

DDJ Capital Management Group Trust – High Yield
Investment Fund

By: DDJ Capital Management, LLC, in its capacity as
Investment Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

The 1199SEIU Health Care Employees Pension Fund

By: DDJ Capital Management, LLC, in its capacity as
Investment Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

National Railroad Retirement Investment Trust

By: DDJ Capital Management, LLC, in its capacity as
Investment Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Principal Funds, Inc. – Global Diversified Income Fund

By: DDJ Capital Management, LLC, in its capacity as
Sub-Advisor

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

District of Columbia Retirement Board

By: DDJ Capital Management, LLC, in its capacity as
Investment anager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

State-Boston Retirement System

By: DDJ Capital Management, LLC, in its capacity as
investment manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Caterpillar Investment Trust

By: DDJ Capital Management, LLC, on behalf of
Caterpillar Investment Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Mercer QIF Fund plc - Mercer Investment Fund 1

By: DDJ Capital Management, LLC, in its capacity as
Sub-Investment Manager of, and on behalf of, Mercer
Investment Fund 1, a sub-fund of Mercer QIF Fund plc

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

DDJ Opportunistic High Yield Fund

By: DDJ Capital Management, LLC, in its capacity
as Investment Advisor

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

J.C. Penney Corporation, Inc. Pension Plan Trust

By: DDJ Capital Management, LLC, on behalf of J.C. Penney Corporation, Inc. Pension Plan Trust, in its
Capacity as investment manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

The State of Connecticut Acting Through its Treasurer

By: DDJ Capital Management, LLC, in its capacity
as Investment Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Northern Multi-Manager High Yield Opportunity Fund

By: DDJ Capital Management, LLC, in its capacity
as Sub-Advisor

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Sears Holdings Pension Trust

By: DDJ Capital Management, LLC, in its capacity
as Investment Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

DDJ/TAF Strategic Income Fund, L.P.

By: DDJ/GP TAF Strategic Income, LLC, its
General Partner

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Russell Investments Institutional Funds, LLC High
Yield Bond Fund

By: DDJ Capital Management, LLC, in its capacity
as Investment Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Russell Investments Global High Income Bond Pool

By: DDJ Capital Management, LLC, in its capacity as investment manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Russell Investments Company PLC Russell Global High
Yield Fund

By: DDJ Capital Management, LLC, on behalf of Russell Investment Company PLC Russell Global High Yield Fund, in its capacity as Money Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Russell Investments Company – Russell Global
Opportunistic Credit Fund

By: DDJ Capital Management, LLC, in its capacity as
Money Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Russell Investment Company – Russell Multi-Strategy
Income Fund

By: DDJ Capital Management, LLC, in its capacity as Money Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

Sears Canada Inc. Registered Retirement Plan

By: DDJ Capital Management, LLC, in its
capacity as Investment Manager

By:	/s/ David J. Breazzano
Name: David J. Breazzano
Title: President

UAW Retiree Medical Benefits Trust
(GM Separate Retiree Account)

By: State Street Bank and Trust Company, solely in its capacity as Trustee  for UAW Retiree Medical Benefits Trust (solely for the benefit of the GM Separate Retiree Account), as directed by DDJ Capital Management, LLC, and not in its individual capacity

By:	/s/ Manminder Singh Nagra
Name: Manminder Singh Nagra
Title: Assistant Vice President

This Agreement is hereby accepted and agreed to as of the date hereof.

Hotchkis and Wiley High Yield Fund

By: Hotchkis and Wiley Capital Management, LLC
(H&W), as investment manager

By:	/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer of H&W

Hotchkis and Wiley Capital Income Fund

By: Hotchkis and Wiley Capital Management, LLC
(H&W), as investment manager

By:	/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer of H&W

San Diego County Employees Retirement Association

By: Hotchkis and Wiley Capital Management, LLC
(H&W), as investment manager

By:	/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer of H&W

Santa Barbara County Employees Retirement System

By: Hotchkis and Wiley Capital Management, LLC
(H&W), as investment manager

By:	/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer of H&W

National Elevator Industry Pension Plan

By: Hotchkis and Wiley Capital Management, LLC
(H&W), as nvestment manager

By:	/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer of H&W

Texas County and District Retirement System

By: Hotchkis and Wiley Capital Management, LLC
(H&W), as investment manager

By:	/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer of H&W

Government of Guam Retirement Fund

By: Hotchkis and Wiley Capital Management, LLC
(H&W), as investment manager

By:	/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer of H&W

University of Dayton

By: Hotchkis and Wiley Capital Management, LLC
(H&W), as investment manager

By:	/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer of H&W

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“ABL Agent” means Bank of America, N.A.

“ABL Agreement” means that certain Revolving Credit Agreement, dated as of March 14, 2017, by and among the Company, as Borrower Representative and a Borrower (each as defined therein), the other Credit Parties (as defined therein) from time to time party thereto, the Lenders (as defined therein) from time to time party thereto, the ABL Agent, and the other persons from time to time party thereto, as amended, restated, supplemented, or otherwise modified from time to time, and as supplemented by any “debtor-in-possession” revolving facility by and between the ABL Agent, as agent under such facility, certain lenders party thereto from time to time and the Company and/or certain Subsidiaries and/or Affiliates of the Company as borrowers and/or guarantors.

“ABL DIP Facility” means the “DIP ABL Facility” as defined in the DIP Order.

“ABL Documents” means the Loan Documents (as defined in the ABL Agreement).

“ABL Obligations” means Obligations (as defined in the ABL Agreement).

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC, PPSA or other applicable law, as applicable) and all “claims” (for the purposes of the Civil Code of Quebec or other applicable law) of the Credit Parties, including, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Shares and Share Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Person, or (c) a merger, amalgamation or consolidation or any other combination with another Person.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Holder shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Shares of such Person (either directly or through the ownership of Share Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.   Notwithstanding the foregoing, none of Beck Aluminum International nor any of its Affiliates shall be deemed to be an Affiliate of any Credit Party or any of its Affiliates other than with respect to Sections 10.6 and 10.17.

Schedule A
(to Note Purchase Agreement)

“Agreement” means this Senior Secured Super-Priority Debtor-in-Possession Note Purchase Agreement, including all Schedules attached to this Agreement.

“Approved DIP Budget” has the meaning given such term in the DIP Order.

“Backstop Party” (or “Backstop Parties”) is defined in Section 4.19.

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.

“Bankruptcy Court” is defined in the Preliminary Statements.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Bidding Procedures Order” has the meaning given such term in the Interim DIP Order.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Canadian AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) and the United Nations Act (Canada) and all regulations or executive orders passed thereunder.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing benefits primarily to Canadian employees, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which Credit Parties have any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains a “defined benefit provision” as such term is defined under the Income Tax Act (Canada).

“Canadian Pension Event” means (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Canadian Subsidiary; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which could reasonably be expected to constitute grounds for the termination of, winding up of, partial termination or winding up of, or the appointment of a trustee to administer, any such plan.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party primarily for its Canadian employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Subsidiary” means each Wholly-Owned Subsidiary of Intermediate Holdings that is organized under the laws of Canada or any province or territory thereof.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Carve-Out” has the meaning set forth in the DIP Order.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States or Canadian federal government or (ii) issued by any agency of the United States or Canadian federal government the obligations of which are fully backed by the full faith and credit of the United States federal government or constitute a charge upon the Consolidated Revenue Fund of Canada, as applicable, (b) any readily-marketable direct obligations issued by any other agency of the United States or Canadian federal government, any state, province or territory thereof or any political subdivision of any such state, province or territory thereof or any public instrumentality thereof, in each case having a rating of at least “A-1” from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P” or at least “P-1” from Moody’s Investor Services, Inc. (“Moody’s”), (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States or Canada or any province or territory thereof, (d) any Dollar-denominated or Canadian Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Holder or (ii) any other commercial or chartered bank that is (A) organized under the laws of the United States or Canada, any state thereof or the District of Columbia, (B) ”adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States or Canada; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Guarantor of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property constituting Collateral (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Chapter 11 Cases” means the chapter 11 cases of Intermediate Holdings, the Company and certain Subsidiaries of the Company, which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.

“Chapter 11 Debtors” means Intermediate Holdings, the Company and the Subsidiaries of the Company subject to the Chapter 11 Cases.

“Closing” is defined in Section 3.

“Closing Date” means November 21, 2017.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the same meaning as the term “DIP Collateral” as defined in the Interim DIP Order, including without limitation, all “Collateral” as defined in any of the Security Documents and includes any other assets securing the Obligations pursuant to the DIP Order.

“Collateral Trust Agreement”  means any collateral trust agreement entered into after the date hereof among the Company, the Collateral Trustee, the Prepetition Notes Trustee and the other parties named therein, as amended, restated or otherwise modified from time to time, subject in the case of any conflict, to the terms of the DIP Order.

“Collateral Trustee” means such entity as the Required Holders shall designate, which shall be the Required Holders until such time as another entity is designated thereby, or any other Person, the Required Holders shall designate.

“Collateral Trust Hedging Obligations” means the “Collateral Trust Hedging Obligations” (as defined in the Intercreditor Agreement).

“Commitment Percentage” means (a) with respect to the Interim Commitment of any Purchaser, the percentage equal to such Purchaser’s Interim Commitment divided by the Interim Commitments of all Purchasers and (b) with respect to the Final Commitment of any Purchaser, the percentage equal to such Purchaser’s Final Commitment divided by the Final Commitments of all Purchasers.  For avoidance of doubt, as set forth in Section 1 hereof, the Commitment Percentages of the Purchasers who execute and deliver this Agreement on the date hereof will be ratably reduced to give effect to the aggregate Commitment Percentages of any and all Subsequent Purchasers.

“Commitment Termination Date” means the earlier of (a) 10 Business Days prior to the Maturity Date and (b) the date on which the Required Holders deliver written notice to the Company terminating the Commitments, which may be delivered at any time after the occurrence and during the continuance of an Event of Default.

“Commitments” means with respect to each Purchaser, the sum of the Interim Commitments and Final Commitments of such Purchaser, in each case as set forth in the Purchaser Schedule of such Purchaser.  The aggregate Commitments of all Purchasers shall not exceed $85,000,000.

“Commodity Hedging Agreements” shall any commodity contracts, including futures contracts, forward contracts, options and other commodity related derivative transactions or other arrangements similar to the foregoing or other arrangements designed to protect against fluctuations in commodity prices.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts or any Commodity Hedging Agreements; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Shares, Share Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Note Purchase Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Copyrights” means all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in Software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing, all registrations and applications therefor and all related IP Ancillary Rights.

“CRA” means the Canada Revenue Agency.

“Credit Parties” means the Company and each Guarantor.

“DDJ Holders” means Holders managed by DDJ Capital Management, LLC

 “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is 2.0% above the rate applicable to the Notes as set forth in Section 3.3.

“DIP Notes Syndication” is defined in Section 2.

“DIP Order” means the Interim DIP Order or the Final DIP Order, as applicable under the circumstances.

“DIP Proposed Budget” is defined in Section 9.2(g).

“DIP Variance Report” shall mean the “variance report/reconciliation report” referenced in Paragraph 2(i) of the Interim DIP Order.

“Disposition” means the sale, lease, conveyance or other disposition of Property.

“Disqualified Stock” means any Share or Share Equivalent which, by its terms (or by the terms of any security or other Share into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Shares or Share Equivalents referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Maturity Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

“EEA Financial Institution” means (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway and any other member of the European Economic Area.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

 “Environmental Laws” means all applicable and binding present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the related cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” is defined in Section 11.

“Extraordinary Receipts” means any cash received by the Company or any Guarantor not in the ordinary course of business and including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (other than

Casualty Events), (iv) proceeds of avoidance actions, (v) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, and (vi) indemnity payments.

“Factoring Facility Documents” means, collectively, the German Factoring Facility Documents.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any intergovernmental agreement entered into in connection with the implementation of the foregoing, together with (in either case) any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Final Commitment”  means with respect to each Purchaser, the “Final Commitment” of such Purchaser designated on the Purchaser Schedule of such Purchaser.  The aggregate Final  Commitments of all Purchasers shall not exceed $35,000,000.

“Final DIP Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered on the docket in the Chapter 11 Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final DIP Order.

“First Day Order” means an order of the Bankruptcy Court granting, on an interim or final basis, any customary “first day” or “second day” motions, applications, or other requests filed by the Company and/or its Subsidiaries in the Chapter 11 Cases, provided that such “first day” or “second day” motions, applications, or other requests and any order or orders granting them are, in form and substance, satisfactory to the Required Holders.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Required Holders, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“German Factoring Facility” means the factoring facility between Real Alloy Germany and the Factoring Facility Purchaser under the Factoring Facility Documents with a maximum financing amount of €50,000,000.

“German Factoring Facility Documents” means, collectively, (a) that certain Factoring Agreement between Real Alloy Germany and the German Factoring Facility Purchaser, including each addendum and schedule thereto, (b) that certain Pledge of Account and Trust Agreement between Real Alloy Germany and the German Factoring Facility Purchaser and (c) all documents delivered to the German Factoring Facility Purchaser in connection with any of the foregoing, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“German Factoring Facility Purchaser” means GE Capital Bank AG.

“Governmental Authority” means

(a)the government of

(i)the United States of America or any state or other political subdivision thereof, or

(ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor” means Intermediate Holdings and each Subsidiary of the Company that has executed this Agreement as a Guarantor or otherwise executed a guaranty agreement of the Obligations in favor of the Holders.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant, including, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk, including each Commodity Hedging Agreement and any Rate Contract.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 12, 17.2 and 18 and any related definitions in this Schedule A, “Holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“IMSAMET of Arizona” means IMSAMET of Arizona, an Arizona general partnership.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Shares, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Shares plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations.

“INHAM Exemption” is defined in Section 6.2(e).

“Initial Approved Budget” has the meaning given such term in the Interim DIP Order.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, concurso mercantile, liquidation, receivership, dissolution, winding-up or relief of debtors, statutory management, administration, suspension of general operations, creditor scheme of arrangement or similar arrangement, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and Mexican Insolvency Act (Ley de Concursos Mercantiles).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any Holder of a Note, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of February 27, 2015 among the Collateral Trustee, Bank of America, N.A., as ABL Agent (as defined therein), the Company and the Guarantors, as amended or otherwise modified from time to time, including, without limitation, as amended or otherwise modified by the DIP Order.

“Interest Payment Date” is defined in Section 3.3.

“Interim Commitment”  means with respect to each Purchaser who executes and delivers this Agreement on the date hereof, the “Interim Commitment” of such Purchaser designated on the Purchaser Schedule of such Purchaser.  The aggregate Interim Commitments of all Purchasers shall not exceed $50,000,000.

 “Interim ABL DIP Order” is defined in Section 4.13.

“Interim DIP Order” means, collectively, the order(s) of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order(s) shall be satisfactory in form and substance to the Required Holders, in their sole discretion, and which order is in effect and not stayed, together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to the Required Holders, in their sole discretion, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Company to issue Notes  and grant Liens under the Note Purchase Documents.

“Intermediate Holdings” is defined in the Preliminary Statements.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC, the PPSA or other applicable law, as applicable) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital

Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“London Business Day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect”  means an effect that has or could reasonably be expected to have a material adverse effect on any of (a) the condition (financial or otherwise), business, performance, operations or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party or any Subsidiary of any Credit Party to perform its respective material obligations under any Note Purchase Document; or (c) the material rights and remedies of Collateral Trustee and/or the Holders under any Note Purchase Document; provided, however, in the case of each of clause (a), (b) and (c), other than as a result of the events leading up to and resulting from the continuation and prosecution of the Chapter 11 Cases.

“Maturity Date” means the earlier of (a) the date which is six months after the Petition Date, as such date may be extended by the Required Holders (providing that if such date is not a Business Day, the immediately preceding Business Day) and (b) the date on which the Sale is consummated.

“Mexican Employee Benefit Plan” means any employee benefit plans, programs, policies, arrangements and agreements, whether written or oral, including, but not limited to, incentive compensation, retirement, pension, profit sharing, deferred compensation, stock option or purchase plan, change in control, severance, retention, bonus, employment, equity based compensation, disability, life or other insurance plan, medical, welfare or fringe benefit plans, programs, policies, funds, practices, arrangements and agreements, applicable for any Mexican Subsidiary in respect of its Mexican employees.

“Mexican Subsidiary” means each Subsidiary Intermediate Holdings that is organized under the laws of Mexico or any state, territory or other political subdivision thereof.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NAIC” means the National Association of Insurance Commissioners.

“Note Purchase Date” means the date set forth in a Note Purchase Request on which the Company is requesting amounts to be issued under the Notes.

“Note Purchase Documents” means the Agreement, the Notes, the Security Documents, the Intercreditor Agreement, the Collateral Trust Agreement, the DIP Order and all other documents, agreements and instruments executed in connection therewith.

“Note Purchase Request” means an Officer’s Certificate setting forth the principal amount of to be issued under the Notes, the date for such issuance and otherwise conforming to the requirements of Sections 2 and  4.10.

“Notes” is defined in Section 1.

“Obligations” means all obligations of the Company under the Notes and all other debts, liabilities, obligations, covenants and duties of the Company and each Guarantor arising under the Note Purchase Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.  Without limiting the generality of the foregoing, the Obligations of the Company and Guarantors under the Note Purchase Documents include the obligation (including guarantee obligations) to pay principal, interest, expenses, fees, indemnities and other amounts payable by the Company and Guarantors under the Note Purchase Documents.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Note Purchase Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, amalgamation or continuation, coordinated articles of association or constitution as applicable, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any company incorporated in England & Wales, its certificate of incorporation and any certificate of incorporation on change of name and its articles and memorandum of association, (c) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (d) for any limited liability company, the operating agreement and articles or certificate of formation or (e) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Shares of a Person.

“Owned Properties” means all of the Real Estate described on Schedule 5.9.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Parent” means Real Industry, Inc., a Delaware corporation.

“Patents” means all United States and foreign patents and certificates of invention, industrial designs or similar industrial property rights, applications for any of the foregoing, and related IP Ancillary Rights.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Liens” is defined in Section 10.1.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Sections 10.5(c), 10.5(d), 10.5(g), 10.5(m)  that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended, (f) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended and (g) is permitted by the DIP Order and/or Bankruptcy Code.

“Permitted Supplier Financing Arrangement” means a transaction or transactions whereby a Credit Party or Subsidiary thereof sells a portion of its Accounts at the request of a customer of such Credit Party or Subsidiary (and, for the avoidance of doubt, not with respect to Accounts of such Credit Party or Subsidiary generally) in the Ordinary Course of Business and in existence prior to the Closing Date without any modifications thereto without the approval by the Required Holders in their sole discretion.

“Petition Date” means November 17, 2017.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“PPSA” means  the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of security interests in the Collateral.

“Prepetition ABL Facility” means the revolving facility under the ABL Agreement that was in place prior to the Petition Date (and, for the avoidance of doubt, shall not include the ABL DIP Facility).

“Prepetition Indebtedness”  means all Indebtedness of the Company and certain of its Subsidiaries outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases.

“Prepetition Notes” means the notes issued under the Prepetition Notes Indenture and shall include any Roll-Up Notes.

“Prepetition Notes Collateral” has the meaning given such term in the Interim DIP Order.

“Prepetition Notes Documents” has the meaning given such term in the Interim DIP Order.

“Prepetition Notes Holders” means the “Holders” (as defined in the Prepetition Notes Indenture) and for the avoidance of doubt shall include holders of the Roll-Up Notes.

“Prepetition Notes Indenture” means that certain Indenture, dated as of January 8, 2015, by and among the Company, as issuer, the “Guarantors” (as defined therein) from time to time party thereto, and the Prepetition Notes Trustee, as amended, restated, supplemented or otherwise modified from time to time, including as amended in connection with the filing of the Chapter 11 Cases.

“Prepetition Notes Obligations” means the “Obligations” (as defined in the Prepetition Notes Indenture) and for the avoidance of doubt shall include the Roll-Up Obligations.

“Prepetition Notes Trustee” means Wilmington Trust, National Association, as trustee and collateral trustee under the Prepetition Notes Indenture, and any Persons that succeeds Wilmington Trust, National Association as such agent.

“Proceeds Account” means a deposit account in the name of the Company and segregated from all of its other deposit accounts of the Credit Parties which shall hold solely proceeds from the issuance and sale of Notes hereunder, which deposit account shall be subject to the first priority perfected lien and control of the Collateral Trustee.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered Holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes, their respective Commitments and including their notice and payment information (including such Purchasers’ email address for purposes of Section 18).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“RA Canada” means Real Alloy Canada Ltd.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Alloy Germany” means Real Alloy Germany GmbH, a limited liability company organized under the laws of Germany.

“Real Estate” means any real estate or real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Related Agreements” means the Note Purchase Documents, the Prepetition Notes Documents, the ABL Documents and the ABL DIP Loan Documents (as defined in the Interim DIP Order).

“Related Fund” means, with respect to any Holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such Holder, the same investment advisor as such Holder or by an affiliate of such Holder or such investment advisor.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Holders” means at any time, collectively (a) the Holders of at least 50.1% in principal amount of the Notes and Commitments at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) and (b) so long as the DDJ Holders hold at least 15% of the outstanding Commitments and outstanding principal amount of Notes, the DDJ Holders.

“Requirement of Law” means, with respect to any Person or any Property, the common law and any federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject. For the avoidance of doubt, the term “Requirement of Law” shall include FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Roll-Up Notes” has the meaning given the term “Roll Up DIP Notes” in the Interim DIP Order.

“Roll-Up Obligations” has the meaning given the term “Roll Up DIP Notes Obligations” in the Interim DIP Order.

“Sale” has the meaning given such term in the Interim DIP Order.

“Sale Order” has the meaning given such term in the Interim DIP Order.

“Subsequent Purchaser” has the meaning set forth in Section 1 hereof.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” means, collectively, any security agreement, pledge agreement, mortgages, control agreements or similar agreements, documents and instruments granting Liens on the Collateral in favor of the Holders (or their designee) to secure the Obligations.

“Senior Financial Officer” means the chief financial officer or treasurer of the Company.

“Share” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Share Equivalents” means all securities convertible into or exchangeable for Shares or any other Share Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Share or any other Share Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Source” is defined in Section 6.2.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Shares is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person; provided that, with respect to any Person incorporated in the United Kingdom, “Subsidiary” shall include a subsidiary within the meaning of Section 1162 of the U.K. Companies Act 2006.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Tax Affiliate” means, (a) the Company and its Subsidiaries, and (b) any Affiliate of the Company with which the Company files or is eligible to file consolidated, combined or unitary Tax returns.

“Taxes” means taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities with respect thereto.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA, and to which Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, including all related IP Ancillary Rights.

“Trademark” means all United States and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing, all registrations and applications therefor and all related IP Ancillary Rights.

“UCC” means the Uniform Commercial Code of the State of New York.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“U.S. Credit Parties” means the Company and each U.S. Subsidiary that is a Guarantor.

“U.S. Subsidiary” means each Subsidiary of the Company that is organized under the laws of any state of the United States or the District of Columbia.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Shares and Share Equivalents of which (other than directors’ qualifying Shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

[Form of Note]

Real Alloy Holding, Inc.

Senior Secured  Note

[Date]

$[_______]1

For Value Received, the undersigned, Real Alloy Holding, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars, or, if less, the aggregate unpaid principal amount of all purchases made by [___________]  under the Note Purchase Agreement  referred to below (or so much thereof as shall not have been prepaid) on the Maturity Date, with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the interest rate set forth in the Note Purchase Agreement (defined below) from the date hereof, payable monthly as further set forth in the Note Purchase Agreement, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default if elected under Section 12.5 of the Note Purchase Agreement, on such unpaid balance, at a rate per annum equal to the Default Rate, payable as set forth in the Note Purchase Agreement as aforesaid (or, at the option of the registered Holder hereof, on demand).

Payments of principal of and interest on with respect to this Note are to be made in lawful money of the United States of America as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Secured Super-Priority Debtor-in-Possession Senior Notes  (herein called the “Notes”) issued pursuant to the Senior Secured Super-Priority Debtor-In-Possession Note Purchase Agreement, dated November 21, 2017 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each Holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

1 Full amount of Commitment

Note
(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional and mandatory prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the Holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State, and, to the extent applicable, the Bankruptcy Code (except as otherwise expressly provided therein)..

Real Alloy Holding, Inc.

By
[Title]

Form of Purchaser Schedule

Real Alloy Holding, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122

Information Relating to Purchasers

	Name and Address of Purchaser	Principal Amount of Notes to be Purchased
	[Name of Purchaser]	$
(1)	All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2)	All notices of payments and written confirmations of such wire transfers:
(3)	E-mail address for Electronic Delivery:

(4)	All other communications:
(5)	U.S. Tax Identification Number:
(6)	Interim Commitment
(7)	Final Commitment

Purchaser Schedule
(to Note Purchase Agreement)